Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

dated as of October 31, 2010

among

TITAN MACHINERY INC.
a Delaware corporation,

as Borrower,

THE SUBSIDIARIES OF BORROWER PARTY HERETO,

as Subsidiary Guarantors,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

BANK OF AMERICA, N.A.

as Co-Documentation Agent

COBANK,  ACB

as Co-Documentation Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swing Line Lender and L/C Issuer

WELLS FARGO SECURITIES, LLC

Sole Lead Arranger and Sole Book Runner

2

3

SCHEDULES

1.01-A	Applicable Rates
1.01-B	Existing Facilities to be Paid Off
1.01-C	Existing Letters of Credit
2.01	Lenders; Commitments; Percentage Shares
5.05	Litigation
5.12	Environmental Matters
5.16	Equity Interests Held by Borrower; Equity Interests in Borrower
5.17	Insurance
5.18	Applicable Filing Offices
5.19	Labor Issues
7.01	Existing Liens
7.03	Existing Debt
7.13	Assets of Transportation Solutions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Joinder Agreement
D	Form of Loan Notice
E	Form of Notes
F	Form of Swing Line Notice
G	Form of Security Agreement
H	Borrowing Base Certificate

4

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of October 31, 2010, is among TITAN MACHINERY INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors party hereto, the several financial institutions party to this Agreement as Lenders, BANK OF AMERICA, N.A. and COBANK,  ACB, as Co-Documentation Agents and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent, Swing Line Lender and L/C Issuer.

RECITALS

WHEREAS Borrower and Guarantors have requested that Lenders, Swing Line Lender and L/C Issuer make available to Borrower the extensions of credit referenced herein on the terms and conditions contained herein; and

WHEREAS Lenders, Swing Line Lender and L/C Issuer have agreed severally to make available to Borrower the extensions of credit referenced herein on the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

AGREEMENT

ARTICLE I
CERTAIN DEFINED TERMS; CERTAIN RULES OF CONSTRUCTION

SECTION 1.01                               CERTAIN DEFINED TERMS.

As used herein:

“Acquiree” has the meaning ascribed thereto in the definition of “Permitted Acquisition” contained herein.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in:  (a) the acquisition by any Person of:  (i) all or substantially all of the assets of another Person; or (ii) any business unit or division of another Person; (b) the acquisition by any Person of in excess of 50.00% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) a merger or consolidation, or any other combination, of any Person with another Person (other than a Person that is a wholly-owned Subsidiary) in which Borrower or a Subsidiary of Borrower is the surviving Person.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Additional Commitment Documentation” has the meaning ascribed thereto in Section 2.14(c).

“Additional Commitments Effective Date” has the meaning ascribed thereto in Section 2.14(b).

“Additional Floorplan Commitment” means the commitment of an Additional Floorplan Lender to make Additional Floorplan Loans pursuant to Section 2.14.

“Additional Floorplan Lender” means, at any time, any lender providing an Additional Floorplan Commitment.

“Additional Floorplan Loans” means any loans made in respect of Additional Floorplan Commitments.

“Additional Working Capital Commitment” means the commitment of an Additional Working Capital Lender to make Additional Working Capital Loans pursuant to Section 2.14.

“Additional Working Capital Lender” means, at any time, any lender providing an Additional Working Capital Commitment.

“Additional Working Capital Loans” means any loans made in respect of Additional Working Capital Commitments.

“Administrative Agent” means, at any time, the administrative agent for the Lending Parties under each of the Loan Documents (which, initially, shall be Wells Fargo).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Borrower, Guarantors and each Lending Party.

“Administrative Detail Form” means an administrative detail form in a form supplied by, or otherwise acceptable to, Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the sum of: (a) the Aggregate Working Capital Commitments; plus (b) the Aggregate Floorplan Commitments.

“Aggregate Floorplan Commitments” means, at any time, the combined Floorplan Commitments of all Floorplan Lenders.

“Aggregate Working Capital Commitments” means, at any time, the combined Working Capital Commitments of all Working Capital Lenders.

“Agreement” means this Credit Agreement.

“Applicable Base Rate Margin” means, at any time, the applicable percentage per annum (expressed in basis points) set forth on Schedule 1.01-A for Base Rate Loans.

“Applicable LIBOR Margin” means, at any time, the applicable percentage per annum (expressed in basis points) set forth on Schedule 1.01-A for Eurodollar Rate Loans.

“Applicable Rate” means, at any time, the applicable percentage per annum (expressed in basis points) set forth on Schedule 1.01-A, each such percentage being based, subject to Section 2.08(d), upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 4.01(a)(xii) or Section 6.02(b), as applicable.  If the Borrower fails to provide the Compliance Certificate as required by Section 6.02(b), the Consolidated Leverage Ratio shall be deemed to be 2.01:1.00 from the date on which such Compliance Certificate was due, as applicable, until such time as such Compliance Certificate is delivered to the Administrative Agent, as applicable.  Notwithstanding the foregoing, in the event that a Compliance Certificate delivered pursuant to Section 6.02(b) is inaccurate (regardless of whether (i) this Agreement is in effect, or (ii) the Working Capital Commitments are in effect, (iii) the Floorplan Commitments are in effect or (iv) any Credit Extension is outstanding when such inaccuracy is discovered or such Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Rate for such Applicable Period shall be determined as if the Consolidated Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (z) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 2.08(b) and Section 8.01, provided that payment of any amounts due under the previous sentence shall cure any Default and Event of Default resulting from any such inaccurate Compliance Certificate (but not any underlying financial covenant or other default).

“Arranger” means Wells Fargo Securities, LLC as sole lead arranger and sole book runner for the transactions contemplated by the Loan Documents.

“Asset Sale” means any direct or indirect Disposition (whether in one transaction or a series of related transactions) by Borrower or any Subsidiary thereof to any Person other than Borrower or any wholly-owned Subsidiary thereof of:  (a) any Equity Interests of any Subsidiary of Borrower; or (b) any other property of Borrower or any Subsidiary thereof; provided that “Asset Sale” shall not include:  (i) any Disposition by Borrower or any Subsidiary thereof of Investments of the type described in Section 7.02 other than Section 7.02(h); (ii) any Disposition that is governed by and complies with Section 7.05 other than Section 7.05(e); or (iii) any issuance by Borrower of perpetual common Equity Interests.

“Assignment and Assumption” means an assignment and assumption entered into by a Lending Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Attributable Debt” means, on any date of determination:  (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet for Borrower for the fiscal year ended January 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower, including the notes thereto, together with the opinion issued thereon by the independent accountants that audited such financial statements.

“Automatic Extension Letter of Credit” means a Letter of Credit that has automatic extension provisions.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively:  (a) the Bankruptcy Code; and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of:  (a) the Federal Funds Rate plus 100.00 basis points per annum; (b) the Daily LIBOR Rate; or (c) the per annum rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “Prime Rate,” such rate being the rate of interest most recently announced within Wells Fargo at its principal office as its “Prime Rate,” with the understanding that Wells Fargo’s “Prime Rate” is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.  Any change in Wells Fargo’s “Prime Rate” as announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.  The Prime Rate is not intended to be lowest rate of interest charged by Wells Fargo in connection with extensions of credit to borrowers.

“Base Rate Loan” means a Loan that bears interest as set forth in Section 2.08(a)(ii).

“Borrower Extension Notice” has the meaning ascribed thereto in Section 2.16.

“Borrowing” means a Working Capital Borrowing, a Floorplan Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base Certificate” shall mean a certificate, in substantially the form of Exhibit H attached hereto and made a part hereof, setting forth the Working Capital Borrowing Base and the Floorplan Borrowing Base and the component calculations thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the city and state where Administrative Agent’s Office is located; provided that, if any such day relates to the Eurodollar Rate or any Eurodollar Rate Loan, such day must also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank offered market.

“Capital Expenditures” means all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of capital leases that is capitalized on the balance sheet of such Person including in connection with a sale-leaseback transaction) by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, but specifically excluding any Equipment purchased by a Loan Party for lease or rental to others.  For purposes of this definition:  (a) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person thereof or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be; and (b) neither an acquisition to the extent made with the proceeds of a Disposition in accordance with Section 2.05(c)(i) nor an Acquisition complying with Section 7.02(e) shall constitute a “Capital Expenditure.”

“Cash Collateral” means all Collateral that has, in accordance with the provisions hereof, been pledged to Cash Collateralize:  (a) L/C Obligations; (b) at Borrower’s option in accordance with Section 2.05(c)(vi), Working Capital Loans that are Eurodollar Rate Loans; or (c) at Borrower’s option in accordance with Section 2.05(c)(vii), Floorplan Loans that are Eurodollar Rate Loans.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of (a) L/C Issuer and Working Capital Lenders, as collateral for the L/C Obligations, (b) at Borrower’s option in accordance with Section 2.05(c)(vi), Working Capital Lenders, as collateral for Working Capital Loans that are Eurodollar Rate Loans, cash or deposit account balances pursuant to documents in form and substance satisfactory to Administrative Agent and L/C Issuer (which documents are hereby consented to by L/C Issuer and Working Capital Lenders) or (c) at Borrower’s option in accordance with Section 2.05(c)(vii), Floorplan Lenders, as collateral for Floorplan Loans that are Eurodollar Rate Loans, cash or deposit account balances pursuant to documents in form and substance satisfactory to Administrative Agent (which documents are hereby consented to by Floorplan Lenders).

“Cash Equivalents” means, as to any Person:  (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than ninety days from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (c) domestic and Eurodollar certificates of deposit, time or demand deposits or bankers’ acceptances maturing within six months after the date of acquisition issued or guaranteed by or placed with, and money market deposit accounts issued or offered by:  (i) any Lender; and (ii) any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of any Lender or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any Person incorporated in the United States, which commercial paper is rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than ninety days after the date of acquisition by such Person; and (f) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) of this definition.

“Change in Law” means any of the following having general applicability occurring after the date of this Agreement:  (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35.00% or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) the failure of a majority of the seats (other than vacant seats) on the board of directors of Borrower to be occupied by persons who were nominated by the board of directors of Borrower or appointed by directors so nominated, (c) after taking any to account any modification or waiver thereunder, the occurrence of any change in control (or similar event, however denominated) with respect to Borrower or any of its Subsidiaries shall occur under and as defined in any indenture or agreement to which Borrower or any of its Subsidiaries is a party, or (d) the failure of Borrower to own directly or indirectly, beneficially and of record, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each Subsidiary (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a transaction permitted by the Loan Documents.

“Closing Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied (or waived in accordance with Section 10.01).

“CNH Intercreditor Agreement” means an Intercreditor Agreement among CNH America LLC, CNH Capital America LLC, and Wells Fargo Bank, National Association.

“CNH Parts Reserve” means an amount established by the Administrative Agent to reflect the amount of proceeds of Case New Holland parts which, in accordance with the terms of the CNH Intercreditor Agreement, CNH Capital America LLC is entitled to receive.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by Borrower or any Subsidiary thereof in or upon which a Lien now or hereafter exists in favor of Administrative Agent, for the benefit of itself and each Lending Party (or any of the foregoing), whether under this Agreement or under any other Loan Document.

“Collateral Documents” means, collectively, the Guaranties, the Security Documents and all other security agreements, mortgages, deeds of trust, patent, trademark and copyright assignments, lease assignments and other similar documents between Borrower or any Subsidiary thereof and Administrative Agent, for the benefit of itself and each Lending Party (or any of the foregoing), now or hereafter delivered to Administrative Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or other comparable Law) against Borrower or any Subsidiary thereof as debtor in favor of Administrative Agent, for the benefit of itself and each Lending Party (or any of the foregoing), as secured party.

“Commitment” means, as to any Lender, such Lender’s Working Capital Commitment, Floorplan Commitment or Swing Line Commitment, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consolidated EBITDAR” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication):  (a) Consolidated Net Income for such period; plus (b) Consolidated Interest Expense (net of interest income) for such period to the extent included in the determination of such Consolidated Net Income; plus (c) and all amounts treated as expenses for such period for depreciation and amortization, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) Consolidated Rent Expense plus (e) income tax expense related to income made by the Borrower and its Subsidiaries; provided that Consolidated Net Income shall be computed for all of the foregoing purposes without giving effect to extraordinary gains or extraordinary losses.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of a fiscal quarter, for the period consisting of the four consecutive Fiscal Periods ending on such date, subject to Section 1.02(h), the ratio of:  (a) the sum for such period of (without duplication):  (i) Consolidated EBITDAR; minus (ii) all payments in cash for taxes related to income made by Borrower and its Subsidiaries; minus (iii) Capital Expenditures actually made in cash by Borrower and its Subsidiaries (net of any insurance proceeds, condemnation awards or proceeds relating to any financing with respect to such expenditures); minus (iv) Restricted Payments paid in cash by Borrower; to (b) of:  (i) Consolidated Interest Expense; plus (ii) Consolidated Rent Expense; plus (iii) without duplication, all current maturities of long-term Debt (including with respect to Debt that is a capital lease).

“Consolidated Interest Expense” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication):  (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets during such period; plus (b) all payments made under interest rate Swap Contracts during such period to the extent not included in clause (a) of this definition; minus (c) all payments received under interest rate Swap Contracts during such period; plus (d) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of:  (a)  Consolidated Total Liabilities; to (b) Consolidated Tangible Net Worth.

“Consolidated Net Income” means for any period, the sum of net income (or loss) for such period of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding any income of any Person if such Person is not a Subsidiary, except that the Borrower’s direct or indirect equity in the net income of any such person for such period shall be included in such Consolidated Net Income in accordance with GAAP.

“Consolidated Rent Expense” means for such period, total rental expenses attributable to operating leases of the Borrower and its Subsidiaries for real property on a consolidated basis.

“Consolidated Tangible Net Worth” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication):  (a) stockholders’ equity; minus (b) treasury stock; minus (c) all intangible assets, including goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles.

“Consolidated Total Assets” means as of any date, the value of the assets reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date prepared in accordance with GAAP.

“Consolidated Total Liabilities” means as of any date, total liabilities reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 12.50% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.  It is agreed that Dealer Sites, LLC shall not be deemed to be under common control with Borrower or other Loan Parties.

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Daily LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.   When interest is determined in relation to Daily LIBOR, each change in the interest rate shall become effective each Business Day that Administrative Agent determines that Daily LIBOR has changed.

“Daily LIBOR Rate” means, for any day, a fluctuating rate per annum equal to Daily LIBOR for such day (determined on a daily basis) plus 100.00 basis points per annum, provided if for any reason Daily LIBOR is unavailable and/or the Administrative Agent is unable to determine Daily LIBOR for any period, the Administrative Agent may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities or (b) accrue interest at a rate per annum equal to Wells Fargo’s “Prime Rate” during any period which Daily LIBOR is unavailable or cannot be determined, such “Prime Rate,” being the rate of interest most recently announced within Wells Fargo at its principal office as its “Prime Rate,” with the understanding that Wells Fargo’s “Prime Rate” is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.  Any change in Wells Fargo’s “Prime Rate” as announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.  The Prime Rate is not intended to be lowest rate of interest charged by Wells Fargo in connection with extensions of credit to borrowers.

“Debt” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) the Swap Termination Value under all Swap Contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than sixty days); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the amount of Attributable Debt in respect of all capital lease obligations and Synthetic Lease Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make a payment in respect of Disqualified Equity Interests valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing.  For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Default” means any Event of Default or any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means:  (a) when used with respect to Obligations other than L/C Fees, a per annum interest rate equal to the sum of:  (i) the Base Rate; plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans; plus (iii) 200.00 basis points per annum; provided that, with respect to a Eurodollar Rate Loan, the Default Rate shall be a per annum interest rate equal to the sum of:  (A) the interest rate (including any Applicable Rate) otherwise applicable to such Loan; plus (B) 200.00 basis points per annum; and (b) when used with respect to L/C Fees, a per annum interest rate equal to the sum of (i) the Applicable Rate plus (ii) 200.00 basis points per annum.

“Defaulting Lender” means any Lender that:  (a) has failed to fund any portion of the Working Capital Loans, any portion of the Floorplan Loans, any participations in L/C Obligations or any participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder; (b) has otherwise failed to pay to Administrative Agent or any Lending Party, as the case may be, any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute; or (c) has been deemed insolvent or become the subject of a proceeding under any Bankruptcy Law.

“Disqualified Equity Interest” means any Equity Interest of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires or mandates payments or distributions in cash, on or prior to the date that is one year after the last to occur of the Working Capital Maturity Date and Floorplan Maturity Date.  The term “Disqualified Equity Interest” shall also include any options, warrants or other rights that are convertible into Disqualified Equity Interest or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the last to occur of the Working Capital Maturity Date and Floorplan Maturity Date.

“Disposition” means the sale, assignment transfer, conveyance, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  The term “Dispose” has a meaning correlative thereto.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as DXSyndicate™, that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Accounts” means all unpaid Accounts of the Loan Parties, net of any credits, but excluding any such Accounts having any of the following characteristics:

(a)           That portion of Accounts unpaid 90 days or more after the invoice date;

(b)           That portion of Accounts related to goods or services with respect to which a Loan Party has received written notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)           That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by a Loan Party to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)           Accounts constituting (i) proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)           Accounts owed by any unit of the United States federal government or any foreign government;

(f)            Accounts denominated in any currency other than United States dollars;

(g)           Accounts owed by an account debtor located outside the United States or Canada (excluding the provinces of Newfoundland and Quebec, the Northwest Territories and the Territory of Nunavut) which are not (i) backed by a bank letter of credit naming the Administrative Agent as beneficiary or assigned to the Administrative Agent, in the Administrative Agent’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Administrative Agent in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to the Administrative Agent in its sole discretion;

(h)           Accounts owed by an account debtor for which a Loan Party has received notice that such account debtor is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(i)            Accounts owed by a Subsidiary, Affiliate, officer or employee of the Borrower or any Subsidiary of Borrower;

(j)            Accounts not subject to a duly perfected security interest in the Administrative Agent’s favor;

(k)           Accounts which are subject to any Lien in favor of any Person other than the Administrative Agent, unless such Account is subject to a duly perfected first priority security interest in the Administrative Agent’s favor pursuant to an intercreditor agreement acceptable to Administrative Agent with each other Person holding a Lien in such Account;

(l)            That portion of Accounts that has been restructured, extended, amended or modified, other than Accounts extended as a result of marketing campaigns entered into in the ordinary course of business;

(m)          Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds twenty percent (20%) of the aggregate amount of all Eligible Accounts; and

(n)           Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty percent (20%) or more of the total amount of Accounts due from such debtor is ineligible hereunder.

“Eligible Assignee” means any of the following:  (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business to the extent such Person is administered or managed by:  (i) a Lender; (ii) an Affiliate of a Lender; or (iii) a Person or an Affiliate of a Person that administers or manages a Lender; and (d) any other Person (other than a natural person) approved by Administrative Agent, Swing Line Lender and L/C Issuer and Borrower as provided in this Agreement; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include any Affiliates of Borrower or any competitor of Borrower or any of its Subsidiaries or any of such Person’s Affiliates.

“Eligible Inventory” means Inventory owned by any Loan Party; but excluding any Inventory having any of the following characteristics:

(a)           Inventory that is: not subject to a duly perfected first priority security interest in the Administrative Agent’s favor; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Administrative Agent;

(b)           Packaging, raw materials, parts, sample Inventory, or customer supplied parts or Inventory and other items not held for sale;

(c)           Work-in-process Inventory;

(d)           Inventory that is materially damaged, defective, obsolete, slow moving or not currently saleable in the normal course of the Loan Parties’ operations, or the amount of such Inventory that has been reduced by shrinkage;

(e)           Inventory that a Loan Party has returned;

(f)            Inventory manufactured by a Loan Party pursuant to a license unless the applicable licensor has agreed in writing to permit the Administrative Agent to exercise its rights and remedies against such Inventory;

(g)           Inventory that is not covered by casualty insurance reasonably acceptable to Administrative Agent;

(h)           Inventory that is subject to a Lien in favor of any Person other than the Administrative Agent unless such Inventory is subject to a duly perfected first priority security interest in the Administrative Agent’s favor pursuant to an intercreditor agreement acceptable to Administrative Agent with each other Person holding a Lien in such Inventory; and

(i)            Inventory that is in-transit, unless the in-transit Inventory is Eligible Rental Equipment or other Inventory in-transit between the Loan Party’s locations.

“Eligible New Equipment Inventory” means all Inventory owned by a Loan Party which is (a) Eligible Inventory in all respects and (b) Inventory which consists of new Equipment held by a Loan Party for sale to others.

“Eligible Parts and Attachments Inventory” means Inventory owned by a Loan Party which is parts held by a Loan Party for sale to others, valued at the lower of cost or market in accordance with GAAP; but excluding any Inventory which is parts having any of the following characteristics:

(a)           Inventory that is: not subject to a duly perfected first priority security interest in the Administrative Agent’s favor, except for Case New Holland parts if Administrative Agent’s security interest is adequately addressed in a CNH Intercreditor Agreement acceptable to Administrative Agent;

(b)           Inventory that is: covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Administrative Agent;

(c)           Packaging, raw materials, sample Inventory, or customer supplied parts or Inventory and other items not held for sale;

(d)           Work-in-process Inventory;

(e)           Inventory that is materially damaged, defective, obsolete or not currently saleable in the normal course of the Loan Parties’ operations, or the amount of such Inventory that has been reduced by shrinkage;

(f)            Inventory that a Loan Party has returned;

(g)           Inventory manufactured by a Loan Party pursuant to a license unless the applicable licensor has agreed in writing to permit the Administrative Agent to exercise its rights and remedies against such Inventory;

(h)           Inventory that is not covered by casualty insurance reasonably acceptable to Administrative Agent;

(i)            Inventory that is subject to a Lien in favor of any Person other than the Administrative Agent unless such Inventory is subject to a duly perfected first priority security interest in the Administrative Agent’s favor pursuant to an intercreditor agreement acceptable to Administrative Agent with each other Person holding a Lien in such Inventory;

(j)            Inventory that is in-transit, unless the in-transit Inventory is in-transit between the Loan Party’s locations, and

(k)           Inventory not subject to a buy-back and held by Borrower for more than three (3) years which exceeds an aggregate value of $1,000,000.

“Eligible Rental Equipment” means all Equipment owned by a Loan Party which is (a) Eligible Inventory in all respects and (b) consists of Equipment held by a Loan Party for lease or rental to others.

“Eligible Used Equipment Inventory” means all Inventory owned by a Loan Party which is (a) Eligible Inventory in all respects, (b) Inventory which consists of used Equipment held by a Loan Party for sale to others and (c) not held by Borrower for more than three (3) years.

“Eligible Work In Process Inventory” means all Inventory owned by a Loan Party which is Eligible Inventory or Eligible Parts and Attachments Inventory in all respects except for the fact that such Inventory is work in process inventory (for clarity, Eligible Work in Process Inventory includes, without limitation, parts and services).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon:  (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equipment” means whole goods (and not attachments) held for resale, lease or rental.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following:  (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by Borrower or an ERISA Affiliate of any liability with respect to a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period, with respect to a Eurodollar Rate Loan, a rate per annum (rounded upwards, as necessary, to the nearest one one-hundredth of 1.00%) obtained by dividing:  (a) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association “Interest Settlement Rates” for deposits in Dollars (as set forth by any service (including Bloomberg, Reuters and Thomson Financial) selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period are offered for such Interest Period by Wells Fargo to major banks in the London interbank offered market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period; by (b) the sum of:  (i) one; minus (ii) the stated maximum rate (rounded upwards, as necessary, to the nearest one one-hundredth of 1.00%), as in effect on the date of the determination of any “Eurodollar Rate” in accordance with clause (a) of this definition, of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D) of the FRB as in effect on such day, whether or not applicable to any Lending Party.  Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loan” means a Loan that bears interest based upon the Eurodollar Rate.

“Event of Default” has the meaning ascribed thereto in Section 8.01.

“Event of Loss” means, with respect to any property, any of the following:  (a) any loss, destruction or damage of such property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to Administrative Agent, any Lending Party or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Guarantor hereunder or under any Loan Document, any taxes on or measured by overall net income (however denominated), franchise taxes (in lieu of net income taxes) and branch profits taxes, in each case imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lending Party, in which its applicable Lending Office is located.

“Existing Facilities to be Paid Off” means, collectively, the credit facilities identified on Schedule 1.01-B.

“Existing Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(j).

“Existing Letters of Credit” means the letters of credit identified on Schedule 1.01-C.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that:  (a) if such day is not a Business Day, then the

Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth of 1.00%) charged to Wells Fargo on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated September 1, 2010, among Borrower, the Arranger and the Administrative Agent regarding certain fees to be paid by the Borrower to the Arranger, Administrative Agent and L/C Issuer.

“Fiscal Period” means, as of any date of determination with respect to Borrower or any Subsidiary thereof, each fiscal quarter occurring during each of Borrower’s fiscal years.

“Floorplan Availability” means, at any time, the lesser of (a) the Aggregate Floorplan Commitments at such time or (b) the Floorplan Borrowing Base at such time.

“Floorplan Availability Period” means the period from the Closing Date to the Floorplan Maturity Date.

“Floorplan Borrowing” means a borrowing consisting of simultaneous Floorplan Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each Floorplan Lender pursuant to Section 2.01(b).

“Floorplan Borrowing Base” means as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent, equal to the sum of:

(a)                                  90% of the net book value of Eligible New Equipment Inventory; plus

(b)                                 85% of the net book value of Eligible Used Equipment Inventory; minus

(c)                                  the Floorplan Borrowing Base Reserve.

The Borrower, Administrative Agent and the Lenders acknowledge and agree that (i) the advance rates set forth in this definition are solely to establish the parameters for Availability, and (ii) this definition does not constitute nor shall it be deemed to constitute an express or implied representation or determination by Lenders that the recovery in a forced liquidation scenario would be equal to the advance rates established herein.

“Floorplan Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Administrative Agent may from time to time establish and adjust in reducing Floorplan Availability acting in its Permitted Discretion (a) to the extent to reasonably reflect events, conditions, contingencies or risks that materially adversely affect (i) the value of the Collateral consisting of that which is taken into account in determining the Floorplan Borrowing Base, or (ii) the security interests and other rights of the Administrative Agent or Lenders in such Collateral (including the enforceability, perfection and priority thereof), or (b) to the extent to reasonably reflect any collateral report or financial information furnished by or on behalf of the Borrower to the Lenders that is or was incomplete, inaccurate or misleading in any material respect that affects such Collateral’s value that has not been cured after 10 days prior written notice thereof to the Borrower, or (c) in respect of any Default or an Event of Default during the continuation thereof; provided that (x) any such required reserves shall continue only for so long as the events, conditions, contingencies or risks giving rise thereto continue, (y) the Administrative Agent shall give Borrower the lesser of 45 days notice (or if 45 days notice would cause such reserve not to be reflected on the second Borrowing Base Certificate required to be delivered after the date thereof, the number of days which would cause such reserve to be so reflected) of any increase in any such reserves under clause (a)(i), and (z) in the case of reserves required under clause (a)(i), upon delivery of notice to Borrower, as provided above, the Administrative Agent shall be available to discuss the proposed reserve, and Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve no longer exists in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Floorplan Commitment” means, as to each Floorplan Lender at any time any determination thereof is to be made, its obligation to do the following pursuant to the terms hereof (a) make Floorplan Loans to Borrower; and (b) purchase participations in Swing Line Loans; all in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Floorplan Lender” means, collectively, (a) initially, each Lender designated on Schedule 2.01 as a “Floorplan Lender” and (b) each Lender that assumes a Floorplan Commitment pursuant to an Assignment and Assumption or pursuant to the applicable Additional Commitment Documentation or which otherwise holds a Floorplan Commitment, a Floorplan Loan or a risk participation in a Swing Line Loan.

“Floorplan Loan” has the meaning ascribed thereto in Section 2.01(b).

“Floorplan Maturity Date” means the earliest of:  (a) October 31, 2014, or if applicable, any extension thereof pursuant to Section 2.16; (b) the date of the termination of the Aggregate Floorplan Commitments pursuant to Section 2.06; and (c) the date of the termination of the Aggregate Floorplan Commitments.

“Floorplan Percentage Share” means as to any Floorplan Lender at any time, the percentage (expressed as a decimal carried out to the ninth decimal place) of the Aggregate Floorplan Commitments represented by such Lender’s Floorplan Commitment at such time; provided that, if the commitment of each Floorplan Lender to make Floorplan Loans have been terminated pursuant to Section 8.02 or if the Aggregate Floorplan Commitments have expired, then the Floorplan Percentage Share of each Floorplan Lender shall be determined based upon such Lender’s Floorplan Percentage Share most recently in effect, giving effect to any subsequent assignments.  The initial Floorplan Percentage Share of each Floorplan Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or the Additional Commitment Documentation pursuant to which such Lender became a party hereto, as applicable.

“Foreign Pledge Agreement” means, a pledge agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which a Loan Party grants a security interest to the Administrative Agent, for the ratable benefit of the Secured Parties, in 100% of the non-voting and 65% of the voting Equity Interests in a first tier Foreign Subsidiary, which pledge agreement is governed by the laws of the jurisdiction of organization of such Material First Tier Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect:  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning ascribed thereto in Section 10.14(a).

“Guarantors” means, collectively:  (a) each Subsidiary Guarantor (including each Subsidiary of Borrower who executes a Joinder Agreement following the date hereof); and (b) each other Person who, following the date hereof, is required pursuant to the terms hereof to be a guarantor of the Obligations.

“Guaranty” means any guaranty, in form and substance acceptable to Administrative Agent, made by a Guarantor for the benefit of Administrative Agent and Lending Parties and includes the guaranty set forth in Section 10.14.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” means, with respect to any Letter of Credit, the date of any payment by L/C Issuer thereunder.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” means, collectively, Administrative Agent (and any sub-agent thereof), each Lending Party and each Related Party of any of the foregoing Persons.

“Intercreditor Agreement” means an intercreditor agreement executed by a creditor in favor of and acceptable to the Administrative Agent and Lenders and acknowledged by the Borrower.

“Interest Payment Date” means:  (a) with respect to:  (i) a Eurodollar Rate Loan, the last day of each Interest Period applicable thereto and, in the case of a Eurodollar Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (ii) a Base Rate Loan (other than a Swing Line Loan), the last Business Day of each calendar month; and (iii) a Swing Line Loan, the last Business Day of each calendar month; and (b) (i) in the case of Working Capital Loans, the Working Capital Maturity Date and (ii) in the case of Floorplan Loans and Swing Line Loans, the Floorplan Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its related Loan Notice; provided that:  (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) no Interest Period for:  (i) any Working Capital Loan shall extend beyond the Working Capital Maturity Date; and (ii) any Floorplan Loan shall extend beyond the Floorplan Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of:  (a) the purchase or other acquisition of Equity Interests or other securities of another Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other

Person and any arrangement pursuant to which the investor Guarantees Debt of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or, if the L/C Issuer shall agree at the time of issuance, such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the L/C Application relating thereto and any other document entered into by L/C Issuer and Borrower or in favor of L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement entered into by a Subsidiary of Borrower following the date hereof to join in the Guaranty set forth in Section 10.14, in substantially the form of Exhibit C or any other form approved by Administrative Agent.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means a Working Capital Lender’s funding of its participation in an L/C Borrowing in accordance with its Working Capital Percentage Share.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Working Capital Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“L/C Expiration Date” means the day that is ten days prior to the Working Capital Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning ascribed thereto in Section 2.03(i).

“L/C Issuer” means, at any time, the issuer of Letters of Credit hereunder (which, initially, shall be Wells Fargo).

“L/C Obligations” means, at any time, the sum of:  (a) the aggregate amount available to be drawn under all outstanding Letters of Credit; plus (b) the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.02(i).  For all purposes of this Agreement, if at any time of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in an amount equal to the amount remaining available to be drawn.

“L/C Sublimit” means an amount equal to $5,000,000.  The L/C Sublimit is part of, and not in addition to, the Aggregate Working Capital Commitments.

“Lender” means, as applicable, a Working Capital Lender or a Floorplan Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Detail Form, or such other office or offices as a Lender may from time to time notify Borrower, Administrative Agent and Lending Parties.

“Lending Parties” means, collectively, Lenders, Swing Line Lender and L/C Issuer.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Loan” means any Working Capital Loan, Floorplan Loan or Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, each Note, each Issuer Document, each Collateral Document, the Treasury Management Service Documents and the Fee Letter.

“Loan Notice” means a notice, pursuant to Section 2.02(a), of:  (a) a borrowing of Loans; (b) a conversion of Loans from one Type to the other; or (c) a continuation of Eurodollar Rate Loans; which, if in writing, shall be substantially in the form of Exhibit D.

“Loan Parties” means, collectively, Borrower and all Guarantors.

“Material Adverse Effect” means any of the following:  (a) a material adverse change in, or material adverse effect upon, the business, condition (financial or otherwise), operations, performance, properties or prospects of either:  (i) Borrower; or (ii) the Loan Parties taken as a whole; (b) a material impairment of the ability of either Borrower or the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents; or (c) a material adverse effect upon:  (i) the legality, validity, binding effect or enforceability of any Loan Document to which any Loan Party is a party against either:  (A) Borrower; or (B) the Loan Parties taken as a whole; or (ii) the rights and remedies of Administrative Agent or any Lending Party under or in respect of any Loan Document.

“Maximum Rate” means, at any time, the maximum rate of non-usurious interest permitted by applicable Law.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means, in respect of any Disposition or Event of Loss, the proceeds in cash or Cash Equivalents received by Borrower or any Subsidiary thereof with respect to or on account of such Disposition or Event of Loss, net of:  (a) in the case of a Disposition, the direct costs of such Disposition then payable by the recipient of such proceeds, or, in the case of an Event of Loss, the direct costs of collecting insurance or other proceeds, in each case excluding amounts payable to Borrower or any Affiliate of Borrower; (b) sales, use and other taxes paid or payable by such recipient as a result thereof; and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Debt secured by a Permitted Lien on the properties subject to such Disposition.

“Note” means any promissory note executed by Borrower in favor of a Lender pursuant to Section 2.11 in substantially the form of Exhibit E.

“Obligations” means all advances, debts, liabilities, obligations, covenants and duties, including treasury management obligations, of any Loan Party to Administrative Agent or any Lending Party under or in respect of any Loan Document or otherwise, whether with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organizational Documents” means:  (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means:  (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” means any Person other than (i) a natural person, (ii) Borrower or any of Borrower’s Affiliates or (iii) any competitor of Borrower or any of its Subsidiaries or any of such Person’s Affiliates.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage Share” means, as to any Lender, its Working Capital Percentage Share or Floorplan Percentage Share, as applicable.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit A to the Security Agreement.

“Permitted Acquisition” means any Acquisition so long as:  (a) such Acquisition is undertaken in accordance with all applicable Laws; (b) no Default exists immediately prior to, or would exist immediately after, giving effect to such Acquisition; (c) in connection with such Acquisition, Borrower has obtained, effective written consent of the board of directors or equivalent governing body of the Person or business so acquired (the “Acquiree”) if required under applicable corporate/company law or the Borrower’s Organizational Documents; (d) the Acquiree (or the business unit or division of the Acquiree to be acquired) shall be engaged principally in the same business as Borrower or the Subsidiary of Borrower proposing to effect such Acquisition or a Related Business; (e) the aggregate cash and non-cash consideration to be paid by Borrower and any Subsidiary thereof (whether in one or a series of transactions) for such Acquisition does not exceed (i) 10% of the Borrower’s Consolidated Total Assets for any one Acquisition or (ii) 20% of the Borrower’s Consolidated Total Assets for all Acquisitions in each fiscal year; (f) upon the closing of such Acquisition in the case of a Permitted Material Acquisition, a Responsible Officer of Borrower delivers to Administrative Agent and Lenders:  (i) a certificate to the effect that each of clauses (a) through (e), inclusive, of this definition has been satisfied; (ii) a copy of the resolutions or consent required to be obtained by (c); (iii) a certificate detailing pro forma compliance with all financial covenants set forth in Section 6.12 for each of the Fiscal Periods which remain in such fiscal year following the consummation of such Acquisition; (iv) the consolidated earnings before interest, taxes, depreciation and amortization of the Loan Parties, including the Acquiree (or the business unit or division of the Acquiree to be acquired), must be positive on a pro forma basis for each of the Fiscal Periods which remain in such fiscal year following the consummation of such Acquisition; and (v) a three year financial forecast for the Acquiree; and (g) within 30 days after the closing of such Acquisition in the case of any other Acquisition that is not a Permitted Material Acquisition, a Responsible Officer of Borrower delivers to Administrative Agent and Lenders: (i) a certificate to the effect that each of clauses (a) through (e), inclusive, of this definition has been satisfied; and (ii) a copy of the resolutions or consent required to be obtained by (c).

“Permitted Debt” mean any Debt permitted by Section 7.03.

“Permitted Discretion” shall mean the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for asset-based lending transactions; provided that any standard of eligibility or reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such standard of eligibility or reserve, as reasonably determined, without duplication and for so long as they continue, by the Administrative Agent in good faith.

“Permitted Floorplan Debt” means the floorplan Debt permitted pursuant to Section 7.03(i).

“Permitted Liens” has the meaning ascribed thereto in Section 7.01.

“Permitted Material Acquisition” means an Acquisition that is otherwise a Permitted Acquisition under clauses (a) through (f) of the definition thereof and which the aggregate cash and non-cash consideration to be paid by Borrower and any Subsidiary thereof (whether in one or a series of transactions) for such Acquisition exceeds 5% of the Borrower’s Consolidated Total Assets.

“Permitted Shortline Debt” means floorplan facilities with short line manufacturers, or facilities arranged by short line manufacturers for their products and services with third party financing sources,  in the ordinary course of business.

“Permitted Subordinated Debt” means any Debt that has been subordinated to the Obligations on terms and conditions, and pursuant to documents, satisfactory to Administrative Agent and Required Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Register” means a register for the recordation of the names and addresses of Lenders and, as applicable, the Commitments of, and Outstanding Amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time.

“Related Business” shall mean any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of the Borrower and its Subsidiaries on the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates, and specifically includes, in the case of Wells Fargo, Wells Fargo in its capacity as Administrative Agent, Arranger, Swing Line Lender and L/C Issuer.

“Replacement Lender” has the meaning ascribed thereto in Section 3.07(a)(iii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means:  (a) with respect to a Borrowing, conversion or continuation of Working Capital Loans or Floorplan Loans, a Loan Notice; (b) with respect to an L/C Credit Extension, an L/C Application; and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Floorplan Lenders” means, at any time:  (a) three or more Floorplan Lenders holding in excess of 50.00% of the then Total Floorplan Outstandings; or (b) if there are no Total Floorplan Outstandings, three or more Floorplan Lenders holding in excess of 50.00% of the Aggregate Floorplan Commitments; provided that the Floorplan Commitment of, and the portion of the Total Floorplan Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Floorplan Lenders. provided further, at any time there is only one Floorplan Lender, “Required Floorplan Lenders” shall mean the sole Floorplan Lender.

“Required Lenders” means:  (a) at any time that Loans are outstanding and the Aggregate Working Capital Commitments and Aggregate Floorplan Commitments are in effect, three or more Lenders holding in excess of 50.00% of the sum of:  (i) the Aggregate Working Capital Commitments; plus (ii) the Aggregate Floorplan Commitments; (b) at any time that Loans are outstanding but the Aggregate Working Capital Commitments have been terminated, three or more Lenders holding in excess of 50.00% of the aggregate Outstanding Amount of the Loans; (c) at any time that Loans are outstanding but the Aggregate Floorplan Commitments have been terminated, three or more Lenders holding in excess of 50.00% of the aggregate Outstanding Amount of the Loans; (d) at any time on or prior to the Closing Date that no Loans are outstanding, three or more Lenders holding in excess of 50.00% of the Aggregate Commitments; and (e) at any time following the Closing Date that no Loans are outstanding, three or more Lenders holding in excess of 50.00% of the Aggregate Commitments; provided that the Working Capital Commitment and/or Floorplan Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Working Capital Lenders” means, at any time:  (a) three or more Working Capital Lenders holding in excess of 50.00% of the then Total Working Capital Outstandings; or (b) if there are no Total Working Capital Outstandings, three or more Working Capital Lenders holding in excess of 50.00% of the Aggregate Working Capital Commitments; provided that the Working Capital

Commitment of, and the portion of the Total Working Capital Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Working Capital Lenders.

“Responsible Officer” means:  (a) with respect to the Borrower in connection with any Request for Credit Extension, any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivery by Borrower hereunder, the chief financial officer, treasurer or controller of Borrower; and (b) otherwise, with respect to Borrower or any other Loan Party, the chief executive officer, president, chief financial officer, vice president of finance, treasurer or controller of such Person.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Debt of such Person, which is subordinated to the payment of the Obligation pursuant to a Subordination Agreement acceptable to the Administrative Agent, in violation of any subordination provisions applicable thereto (it being acknowledged that payments that are not restricted by the subordination provisions applicable thereto are not Restricted Payments), (d) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person and (e) with respect to clauses (a) through (d), any transaction that has a substantially similar effect.

“Secured Parties” shall have the meaning assigned to such term in any applicable Collateral Document.

“Security Documents” means, collectively:  (a) the Security Agreement, dated as of the Closing Date, executed by Borrower and Guarantors in favor of Administrative Agent, substantially in the form of Exhibit G; (b) each deposit account control agreement or securities account control agreement, each in form and substance satisfactory to the Administrative Agent; (c) with respect to each Foreign Subsidiary of a Loan Party, a Foreign Pledge Agreement, (d) each intellectual property assignment or security agreement, each in form and substance satisfactory to the Administrative Agent; and (e) any similar document executed thereafter pursuant to the terms hereof or otherwise in connection herewith after the Closing Date.

“Solvent” means, as to any Person at any time, that:  (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act or any similar state statute applicable to Borrower or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Lender” means, at any time, any Lender:  (a) that has requested compensation under Section 3.04 and has not rescinded such request within five Business Days of the making thereof; (b) to whom Borrower must pay an additional amount (or on whose behalf Borrower must pay an additional amount to a Governmental Authority) pursuant to Section 3.01; (c) that gives a notice pursuant to Section 3.02; (d) that is a Defaulting Lender; or (e) that is a Lender that may, but does not, provide its consent to any matter as to which Required Lenders, Required Working Capital Lenders or Required Floorplan Lenders, as applicable, may give and have given their consent pursuant to Section 10.01; or (f) that is the sole Lender that may but does not provide its consent to any matter as to which all other Lenders may give and have given their consent pursuant to Section 10.01.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of Borrower or any Subsidiary thereof, as well as documents and other written materials relating to Borrower, the Loan Parties or any of their respective Subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Subordinated Creditor” means each Person now or in the future who agrees to subordinate indebtedness of the Borrower held by that Person to the payment of the Obligations.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of and acceptable to the Administrative Agent and Lenders and acknowledged by the Borrower.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, provided that Subsidiaries of Borrower shall be limited to such entities whose financial statements are consolidated with the Borrower’s financial statements in accordance with GAAP or with respect to which more than 50.00% of the Equity Interests therein are owned directly or indirectly by Borrower.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” has the meaning ascribed thereto in Section 10.14(a).

“Subsidiary Guarantor Subordinated Debt” has the meaning ascribed thereto in Section 10.14(i).

“Subsidiary Guarantor Subordinated Debt Payments” has the meaning ascribed thereto in Section 10.14(i).

“Supermajority Floorplan Lenders” means, at any time:  (a) three or more Floorplan Lenders holding in excess of 66.67% of the then Total Floorplan Outstandings; or (b) if there are no Total Floorplan Outstandings, three or more Floorplan Lenders holding in excess of 66.67% of the Aggregate Floorplan Commitments; provided that the Floorplan Commitment of, and the portion of the Total Floorplan Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Floorplan Lenders. provided further, at any time there is only one Floorplan Lender, “Required Floorplan Lenders” shall mean the sole Floorplan Lender.

“Supermajority Working Capital Lenders” means, at any time:  (a) three or more Working Capital Lenders holding in excess of 66.67% of the then Total Working Capital Outstandings; or (b) if there are no Total Working Capital Outstandings, three or more Working Capital Lenders holding in excess of 66.67% of the Aggregate Working Capital Commitments; provided that the Working Capital Commitment of, and the portion of the Total Working Capital Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Working Capital Lenders.

“Swap Contract” means:  (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Swap Obligations” means all liabilities and obligations of any Loan Party to Administrative Agent or any Lending Party under a swap contract applicable to Borrowings advanced under the Credit Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts:  (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means, at any time, the provider of the Swing Line hereunder (which, initially, shall be Wells Fargo).

“Swing Line Loan” has the meaning ascribed thereto in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit F.

“Swing Line Sublimit” means an amount equal to the lesser of:  (a) $15,000,000; and (b) the Aggregate Floorplan Commitments.  The Swing Line Sublimit is a part of, but is not in addition to, the Aggregate Floorplan Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under either:  (a) a so-called synthetic, off-balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $5,000,000.00.

“Total Floorplan Outstandings” means, at any time, the sum of:  (a) Outstanding Amount of all Floorplan Loans; plus (b) the Outstanding Amount of all Swing Line Loans.

“Total Outstandings” means, at any time, the sum of:  (a) Total Working Capital Outstandings; plus (b) the Total Floorplan Outstandings.

“Total Working Capital Outstandings” means, at any time, the sum of:  (a) the aggregate Outstanding Amount of all Working Capital Loans; plus (b) the Outstanding Amount of all L/C Obligations.

“Transactions” means on the Closing Date (i) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (ii) the borrowing of the Loans and the issuance of the Letters of Credit, and (iii) the use of the proceeds of the Loans and the Letters of Credit.

“Transportation Solutions” means Transportation Solutions LLC, a North Dakota limited liability company.

“Treasury Management Service Documents” means, at any time, the Master Agreement for Treasury Management Services between Borrower and Wells Fargo, the related Acceptance of Services,

Service Descriptions, and any other documents or agreements now in effect or hereafter entered into with respect to treasury management services provided to Borrower by Wells Fargo.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” means, with respect to any Letter of Credit, any amount drawn thereunder that Borrower has failed to reimburse to L/C Issuer by 11:00 a.m. on the related Honor Date.

“Wells Fargo” means WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Availability” means, at any time, the lesser of (a) the Aggregate Working Capital Commitments at such time or (b) the Working Capital Borrowing Base at such time.

“Working Capital Availability Period” means the period from the Closing Date to the Working Capital Maturity Date.

“Working Capital Borrowing” means a borrowing consisting of simultaneous Working Capital Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each Working Capital Lender pursuant to Section 2.01(a).

“Working Capital Borrowing Base” means as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent, equal to the sum of:

(a)                                  80% of Eligible Accounts; plus

(b)                                 85% of the net book value of Eligible Rental Equipment; plus

(c)                                  75% of (i) Eligible Parts and Attachments Inventory minus (ii) the CNH Parts Reserve; plus

(d)                                 50% of Eligible Work in Process Inventory; minus

(e)                                  the Working Capital Borrowing Base Reserve.

The Borrower, Administrative Agent and the Lenders acknowledge and agree that (i) the advance rates set forth in this definition are solely to establish the parameters for Availability, and (ii) this definition does not constitute nor shall it be deemed to constitute an express or implied representation or determination by Lenders that the recovery in a forced liquidation scenario would be equal to the advance rates established herein.

“Working Capital Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Administrative Agent may from time to time establish and adjust in reducing Working Capital Availability acting in its Permitted Discretion (a) to the extent to reasonably reflect events, conditions, contingencies or risks that materially adversely affect (i) the value of the Collateral consisting of that which is taken into account in determining the Working Capital Borrowing Base, or (ii) the security interests and other rights of the Administrative Agent or Lenders in such Collateral (including the enforceability, perfection and priority thereof), or (b) to the extent to reasonably reflect any collateral report or financial information furnished by or on behalf of the Borrower to the Lenders that is or was incomplete, inaccurate or misleading in any material respect that affects such Collateral’s value that has not been cured after 10 days prior written notice thereof to the Borrower, or (c) in respect of any Default or an Event of Default during the continuation thereof; provided that (x) any such required reserves shall continue only for so long as the events, conditions, contingencies or risks giving rise thereto continue, (y) the Administrative Agent shall give Borrower the lesser of 45 days notice (or if 45 days notice would cause such reserve not to be reflected on the second Borrowing Base Certificate required to be delivered after the date thereof, the number of days which would cause such reserve to be so reflected) of any increase in any such reserves under clause (a)(i), and (z) in the case of reserves required under clause (a)(i), upon delivery of notice to Borrower, as provided above, the Administrative Agent shall be available to discuss the proposed reserve, and Borrower may take such action as may be required so that the event, condition or matter that is the basis for such reserve no longer exists in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Working Capital Commitment” means, as to each Working Capital Lender at any time any determination thereof is to be made, its obligation to do the following pursuant to the terms hereof:  (a) make Working Capital Loans to Borrower; and (b) purchase participations in L/C Obligations; all in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto or pursuant to the applicable Additional Commitment Documentation, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Working Capital Lender” means, collectively, (a) initially, each Lender designated on Schedule 2.01 as a “Working Capital Lender” and (b) each Lender that assumes a Working Capital Commitment pursuant to an Assignment and Assumption or pursuant to the applicable Additional Commitment Documentation or which otherwise holds a Working Capital Commitment, a Working Capital Loan or a participation in a Letter of Credit or a L/C Borrowing.

“Working Capital Loan” has the meaning ascribed thereto in Section 2.01(a).

“Working Capital Maturity Date” means the earliest of:  (a) October 31, 2014 or if applicable, any extension thereof pursuant to Section 2.16; (b) the date of the termination of the Aggregate Working

Capital Commitments pursuant to Section 2.06; and (c) the date of the termination of the Aggregate Working Capital Commitments and of the obligation of L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Working Capital Percentage Share” means as to any Working Capital Lender at any time, the percentage (expressed as a decimal carried out to the ninth decimal place) of the Aggregate Working Capital Commitments represented by such Lender’s Working Capital Commitment at such time; provided that, if the commitment of each Working Capital Lender to make Working Capital Loans and the obligation of L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Working Capital Commitments have expired, then the Working Capital Percentage Share of each Working Capital Lender shall be determined based upon such Lender’s Working Capital Percentage Share most recently in effect, giving effect to any subsequent assignments.  The initial Working Capital Percentage Share of each Working Capital Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or the Additional Commitment Documentation pursuant to which such Lender became a party hereto, as applicable.

When used in this Agreement, each of the following terms shall have the respective meaning ascribed thereto by the Uniform Commercial Code:  “Account”, “Account Debtor”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangibles”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter of Credit Right”, “Proceeds”, “Record”, “Secured Party”, “Security”, “Security Certificate”, and “Supporting Obligation”.

SECTION 1.02                               CERTAIN RULES OF CONSTRUCTION.

(a)           General Rules.

(i)            Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii)           The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)          The word “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(iv)          The words “include” and “including” are not limiting and the word “or” is not exclusive.

(v)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(vi)          Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible) and real property.

(vii)         Unless the context otherwise clearly requires:  (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation; and (D) references to any Person shall be deemed to include such Person’s successors and assigns.

(b)           Time and Fiscal Year References.  Unless the context otherwise clearly requires:  (i) all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable); and (ii) all references herein to “fiscal year” refer to the fiscal year of Borrower.

(c)           Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)           Cumulative Nature of Certain Provisions.  This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall be performed in accordance with their respective terms.

(e)           No Construction Against Any Party.  This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties, Administrative Agent and Lending Parties and are the products of all parties.  Accordingly, they shall not be construed against Administrative Agent or any Lending Party merely because of the involvement of any or all of the preceding Persons in their preparation.

(f)            GAAP.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Required Lenders shall so request, Administrative Agent, Lending Parties and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended:  (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower shall provide to Administrative Agent and Lending Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(g)           Rounding.  Any financial ratios required to be maintained by the Loan Parties or any of them pursuant to the Loan Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common — or symmetric arithmetic — method of rounding (in other words, rounding-up if there is no nearest number).

(h)           Computations of Certain Financial Covenants.  For purposes of computing the Consolidated Fixed Charge Coverage Ratio as of any date, following an Acquisition, Borrower shall compute components of such ratios, financial results (without duplication of amounts) attributable to any business or assets the subject of any such Acquisition by Borrower or any Subsidiary thereof effected during such period in the same manner that Borrower accounts for such Acquisition for purposes of complying with applicable securities laws and regulations (including, if applicable, pursuant to SX Rule 3-05).

(i)            Calculations with Respect to Letters of Credit.  Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(j)            Documents Executed by Responsible Officers.   Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

ARTICLE II
CREDIT EXTENSIONS

SECTION 2.01                               WORKING CAPITAL LOANS; FLOORPLAN LOANS.

Subject to the terms and conditions set forth herein:

(a)              Working Capital Loans.  Each Working Capital Lender severally agrees to make loans (each such loan, a “Working Capital Loan”) to Borrower, from time to time on any Business Day during the Working Capital Availability Period, in an aggregate outstanding amount not to exceed at any time such Lender’s Working Capital Commitment, provided that, after giving effect to any Working Capital Borrowing:  (i) the Total Working Capital Outstandings shall not exceed Working Capital Availability; and (ii) the aggregate Outstanding Amount of the Working Capital Loans of any Working Capital Lender, plus such Lender’s Working Capital Percentage Share multiplied by the Outstanding Amount of all L/C Obligations.  Within the limits of each Working Capital Lender’s Working Capital Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Working Capital Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           Floorplan Loans.  Each Floorplan Lender severally agrees to make loans (each such loan, a “Floorplan Loan”) to Borrower, from time to time on any Business Day during the Floorplan Availability Period, in an aggregate outstanding amount not to exceed at any time such Lender’s Floorplan Commitment, provided that, after giving effect to any Floorplan Borrowing:  (i) the Total Floorplan Outstandings shall not exceed Floorplan Availability; and (ii) the aggregate Outstanding

Amount of the Floorplan Loans of any Floorplan Lender plus such Lender’s Floorplan Percentage Share multiplied by the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Floorplan Commitment .  Within the limits of each Floorplan Lender’s Floorplan Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Floorplan Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c)           Intentionally Omitted.

(d)           Repayment of Existing Facilities to be Paid Off.  Borrower confirms and acknowledges its obligation to pay all amounts due under the Existing Facilities to be Paid Off and covenants and agrees that the proceeds of the initial Credit Extensions under this Agreement shall be used to pay all principal and accrued interest (if any) and all other amounts due under the Existing Facilities to be Paid Off on the Closing Date.

(e)           Loans Generally.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Working Capital Commitments or Floorplan Commitments, provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

SECTION 2.02                               PROCEDURES FOR BORROWING.

(a)           Notices of Borrowing, Conversion and Continuation.  Each Borrowing (other than a Swing Line Borrowing), each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may, subject to the provisions of Section 10.02(b) and Section 10.02(d), be given by telephone or by approved electronic communication.  Each such notice must be received by Administrative Agent not later than 11:00 a.m.:  (i) three Business Days prior to the requested date of any Borrowing (other than a Swing Line Borrowing) of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; and (ii) one Business Day prior to the requested date of any Borrowing (other than a Swing Line Borrowing) of Base Rate Loans.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 10.02(b) and Section 10.02(d), any telephonic notice or other electronic communication by Borrower pursuant to this Section 2.02(a) may be given by an individual who has been authorized in writing to do so by an appropriate Responsible Officer of Borrower.  Each such telephonic notice or other electronic communication must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by an appropriate Responsible Officer of Borrower.

(b)           Amount of Borrowing, Conversion or Continuation.  Each Borrowing (other than a Swing Line Borrowing) of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000.00 or a whole multiple of $500,000.00 in excess thereof.  Except as provided in Sections 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof.

(c)           Loan Notices Generally.  Each Loan Notice (whether telephonic or written) shall specify:  (i) whether Borrower is requesting:  (A) a Working Capital Borrowing or a Floorplan Borrowing; (B) a conversion of outstanding Loans from one Type to the other; or (C) a continuation of Eurodollar Rate Loans; (ii) the requested date (which shall be a Business Day) of such Borrowing, conversion or continuation, as the case may be; (iii) the principal amount of the Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loan(s) shall be made as, or converted to, Base Rate Loans using the Daily LIBOR Rate.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(d)           Procedures Concerning the Making of Loans.  Following receipt of a Loan Notice, Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage Share of the requested Borrowings.  If Borrower does not timely provide notice of a conversion or continuation, then Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  Each Lender shall make the amount of its applicable Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by:  (i) crediting the account of Borrower on the books of Wells Fargo with the amount of such funds; or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided that, if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings and, second, to Borrower as provided in this subsection.

(e)           Special Provisions Applicable to Continuation or Conversions of Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default:  (i) no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of Required Lenders; and (ii) Required Working Capital Lenders may demand that any or all of the then outstanding Working Capital Loans that are Eurodollar Rate Loans be converted immediately to Base Rate Loans, whereupon Borrower shall pay any amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(f)            Notification of Interest Rate.  Administrative Agent shall promptly notify Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

(g)           Limitation on Interest Periods.  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Working Capital Loans and Floorplan Loans.

SECTION 2.03                               LETTERS OF CREDIT.

(a)           Letter of Credit Subfacility.  Subject to the terms and conditions set forth herein:

(i)            L/C Issuer agrees, in reliance upon the agreements of the Working Capital Lenders set forth in this Section 2.03:  (A) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) of this Section 2.03; and (B) to honor drawings under the Letters of Credit.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof.

(ii)           Each Working Capital Lender severally agrees to participate in Letters of Credit issued by L/C Issuer and any drawings thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit:  (A) the Total Working Capital Outstandings shall not exceed Working Capital Availability; (B) the aggregate Outstanding Amount of the Working Capital Loans of any Working Capital Lender, plus an amount equal to such Lender’s Working Capital Percentage Share multiplied by the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Working Capital Commitment; or (C) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the requested L/C Credit Extension complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and, accordingly, Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(iii)          Subject to Section 2.03(b)(iv), L/C Issuer shall not issue any Letter of Credit, if:  (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless Required Working Capital Lenders shall have approved such expiry date; or (B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all Working Capital Lenders shall have approved such expiry date.

(iv)          L/C Issuer shall not have any obligation to issue a Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of L/C Issuer;

(C)           such Letter of Credit:  (1) is to be denominated in a currency other than Dollars; or (2) is a commercial letter of credit;

(D)          any Working Capital Lender is in default of its obligation to fund under Section 2.03(d) or any Working Capital Lender is at such time a Defaulting Lender hereunder, unless L/C Issuer has entered into satisfactory arrangements with Borrower or such Working Capital Lender to eliminate L/C Issuer’s risk with respect to such Lender; or

(E)           unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(v)           L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(vi)          L/C Issuer shall not have any obligation to amend any Letter of Credit if:   (A) L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii)         L/C Issuer shall act on behalf of all Working Capital Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities:  (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included L/C Issuer with respect to such acts or omissions; and (B) as additionally provided herein with respect to L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Automatic Extensions of Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of an L/C Application, appropriately completed and signed by a Responsible Officer of Borrower.

Such L/C Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as may be agreed to by each of Administrative Agent and L/C Issuer, each in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to L/C Issuer:  (1) the Letter of Credit to be amended; (2) the proposed date of the amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as L/C Issuer may require.  Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.

(ii)           Promptly after receipt of any L/C Application at the address provided for pursuant to Section 10.02 for receiving L/C Applications and related correspondence, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof.  Unless L/C Issuer has received written notice from any Working Capital Lender, Administrative Agent or any Loan Party at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue the Letter of Credit requested by Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Working Capital Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit equal to such Lender’s Working Capital Percentage Share multiplied by the face amount of such Letter of Credit.

(iii)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)          If Borrower specifically requests in any applicable L/C Application, L/C Issuer may issue an Automatic Extension Letter of Credit.  Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension.  Once an Automatic Extension Letter of Credit has been issued, Working Capital Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided that L/C Issuer shall not permit any such extension if:  (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise); or (B) L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is thirty days before any date provided for in such Automatic Extension Letter of Credit as the last day by which notice of the non-extension thereof must be given: (1) from Administrative Agent that Required Working Capital Lenders have elected not to permit such extension; or (2) from Administrative Agent, any Working Capital Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any drawing under such Letter of Credit (or any notice thereof), L/C Issuer shall notify Borrower and Administrative Agent thereof.  If L/C Issuer shall make any payment in respect of a Letter of Credit, Borrower shall reimburse L/C Issuer the amount of such payment not later than 1:00 p.m. on the related Honor Date if Borrower shall have received notice of such payment prior to 11:00 a.m. on the Honor Date, or, if such notice has not been received by Borrower prior to such time on such Honor Date, then not later than 10:00 a.m. on the Business Day immediately following the day that Borrower receives such notice.  If Borrower fails to so reimburse L/C Issuer, then Administrative Agent shall promptly notify each Working Capital Lender of the related Honor Date, the Unreimbursed Amount and the amount of such Lender’s Working Capital Percentage Share of such Unreimbursed Amount.  In such event, Borrower shall be deemed to have requested a Working Capital Borrowing consisting of Base Rate Loans to be disbursed on such Honor Date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Working Capital Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Working Capital Lender shall, upon any notice pursuant to Section 2.03(c)(i), make funds available to Administrative Agent for the account of L/C Issuer at the Administrative Agent’s Office in an amount equal to such Lender’s Working Capital Percentage Share multiplied by the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Working Capital Lender that so makes funds available shall be deemed to have made a Working Capital Loan that is a Base Rate Loan to Borrower in such amount on the Honor Date.  Administrative Agent shall remit the funds so received to L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Working Capital Borrowing consisting of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing on the Honor Date in the amount of the

Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Working Capital Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Working Capital Lender funds its Working Capital Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of the amount of such Lender’s Working Capital Percentage Share of such amount shall be solely for the account of L/C Issuer.

(v)           Each Working Capital Lender’s obligation to make Working Capital Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including:  (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Working Capital Lender’s obligation to make Working Capital Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Working Capital Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing.  A certificate of L/C Issuer submitted to any Working Capital Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            If, at any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Working Capital Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender an amount that equals its Working Capital Percentage Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii)           If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Working Capital Lender shall pay to Administrative Agent for the account of L/C Issuer an amount equal to its Working Capital Percentage Share thereof on the demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Working Capital Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing are absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any other Loan Party.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify L/C Issuer in writing.  Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Working Capital Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of L/C Issuer, Administrative Agent, any of their respective Related Parties and any correspondent, participant or assignee of L/C Issuer shall be liable to any Lender for:  (i) any action taken or not taken, at the request or with the approval of Lenders or Required Lenders, as applicable, in connection with a Letter of Credit or any Issuer Document; (ii) in the absence of gross negligence or willful misconduct, any action taken or not taken in connection with a Letter of Credit or any Issuer Document; or (iii) the due execution, effectiveness, validity or enforceability of any document related to any Letter of Credit or Issuer Document.  As between Borrower and L/C Issuer, Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of L/C Issuer, Administrative Agent, any of their respective Related Parties and any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided that, notwithstanding anything to the contrary contained in such clauses, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower that Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any document transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of Administrative Agent, if L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that remains outstanding after payment thereof is due from Borrower, or if, on or after the L/C Expiration Date, any L/C Obligation remains outstanding for any reason without the consent of all Lenders, then Borrower shall, in each such case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations with an amount equal to 102.00% of such Outstanding Amount.  Section 2.05 and Section 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  Borrower hereby grants to Administrative Agent, for the benefit of L/C Issuer and Working Capital Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.

(h)           Applicability of ISP.  Unless otherwise expressly agreed by L/C Issuer and Borrower when a standby Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to such Letter of Credit.

(i)            L/C Fees.  Borrower shall pay to Administrative Agent for the account of each Working Capital Lender in accordance with its Working Capital Percentage Share a fee (the “L/C Fee”) equal to the Applicable Rate multiplied by the actual daily amount available to be drawn under all Letters of Credit.  For purposes of computing the actual daily amount available to be drawn under all Letters of Credit, the amount of each Letter of Credit shall be determined in accordance with Section 1.02(i).  L/C Fees shall be:  (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December (in each case for the calendar quarter then ending), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, then the actual daily amount available to be drawn under all Letters of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, upon written notice to Borrower from Required Working Capital Lenders, all L/C Fees shall accrue at the Default Rate.

(j)            Fees of L/C Issuer.  Borrower shall pay directly to L/C Issuer for its own account such fees with respect to each Letter of Credit as are set forth in the Fee Letter and any other customary fees.

(k)           Conflict with Issuer Documents.  If a conflict exists between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

SECTION 2.04                               SWING LINE LOANS.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the Floorplan Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day from the Closing Date through the tenth (10th) Business Day immediately preceding the last day of the Floorplan Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Floorplan Percentage Share of the Outstanding Amount of Floorplan Loans acting as Swing Line Lender, may exceed the amount of such Lender’s Floorplan Commitment; provided that, after giving effect to any Swing Line Loan:  (i) the Total Floorplan Outstandings shall not exceed Floorplan Availability; and (ii) the aggregate Outstanding Amount of the Floorplan Loans of any Floorplan Lender (other than the Swing Line Lender in such capacity), plus such other Lender’s Floorplan Percentage Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Floorplan Commitment.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Floorplan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the such Lender’s Floorplan Percentage Share multiplied by the amount of such Swing Line Loan.  Notwithstanding the foregoing, (i) the Swing Line Lender shall not be obligated to make a Swing Line Loan to refinance an outstanding Swing Line Loan, and (ii) the Swing Line Lender shall not be required to make a Swing Line Loan if (A) prior thereto or simultaneously therewith the Borrower shall not have borrowed Floorplan Loans or (B) any Floorplan Lender shall be a Defaulting Lender.

(b)           Swing Line Borrowing Procedures.  Unless the Swing Line has been terminated or suspended by Swing Line Lender as provided in subsection (a) of this Section 2.04, each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to Swing Line Lender and Administrative Agent, which may be given by telephone.  Each such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and must specify:  (i) the amount to be borrowed, which shall be a minimum of $100,000.00 or a whole multiple of $50,000.00 in excess thereof; (ii) the requested borrowing date, which must be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless (A) the Swing Line has been terminated or suspended by Swing Line Lender, or (B) Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Floorplan Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (1) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (2) that at least one of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in the related Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds.  Floorplan Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Floorplan Lenders hereunder other than notifying Administrative Agent of a Swing Line Loan Notice.

(c)           Refinancing of Swing Line Loans.

(i)            Swing Line Lender at any time in its sole and absolute discretion may request, on the 15th day of each month (or, if such day is not a Business Day, the immediately preceding Business Day) and on the last Business Day of each month during the term hereof shall request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Floorplan Lender make a Floorplan Loan that is a Base Rate Loan in an amount equal to such Lender’s Floorplan Percentage Share multiplied by the aggregate Outstanding Amount of Swing Line Loans as of the close of business on the immediately preceding Friday (or, if such day is not a Business Day, the immediately preceding Business Day).  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Floorplan Commitments and the conditions set forth in Section 4.02.  Swing Line Lender shall furnish Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to Administrative Agent.  Each Floorplan Lender shall make an amount equal to its Floorplan Percentage Share multiplied by the aggregate amount of the requested Floorplan Loans specified in such Loan Notice available to Administrative Agent in immediately available funds for the account of Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Floorplan Lender that so makes funds available shall be deemed to have made a Floorplan Loan that is a Base Rate Loan to Borrower in such amount.  Administrative Agent shall promptly remit the funds so received to Swing Line Lender.

(ii)           If for any reason the outstanding amount of all Swing Line Loans cannot be refinanced by such a Floorplan Borrowing in accordance with Section 2.04(c)(i), then the request for Floorplan Loans that are Base Rate Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each Floorplan Lender fund its risk participation in the relevant Swing Line Loan and each Floorplan Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Floorplan Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  A certificate of Swing Line Lender submitted to any Floorplan Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Floorplan Lender’s obligation to make Floorplan Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including:  (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Floorplan Lender’s obligation to make Floorplan Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans together with interest as provided herein.

(d)           Repayment of Participations.

(i)            If, at any time after any Floorplan Lender has purchased and funded a risk participation in a Swing Line Loan, Swing Line Lender receives any payment on account of such Swing Line Loan, then Swing Line Lender will distribute to such Lender an amount equal to its Floorplan Percentage Share multiplied by such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by Swing Line Lender.

(ii)           If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Floorplan Lender shall pay to Swing Line Lender an amount equal to its Floorplan Percentage Share multiplied by the amount to be returned on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Administrative Agent will make such demand upon the request of Swing Line Lender.  The obligations of Floorplan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing Borrower for interest on Swing Line Loans.  Until each Floorplan Lender funds its Floorplan Loan that is a Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Floorplan Percentage Share of any Swing Line Loan, interest in respect of such proportionate share shall be solely for the account of Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  Borrower shall make all payments of principal and interest in respect of Swing Line Loans directly to Swing Line Lender.

(g)           Treasury Management Borrowings and Payments.  Unless the Swing Line has been terminated or suspended by Swing Line Lender as provided in subsection (a) of this Section 2.04 and so long as the Treasury Management Service Documents are effective between Swing Line Lender and Borrower, Swing Line Borrowings may be made and repaid by Borrower pursuant to the Treasury Management Service Documents.  Swing Line Lender shall have no obligation to make a Swing Line Loan pursuant to the Treasury Management Service Documents if (A) the Swing Line has been terminated or suspended by Swing Line Lender as provided in this Agreement, or (B) Swing Line Loans are not available (1) as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (2) because at least one of the applicable conditions specified in Article IV is not then satisfied.  Revolving Credit Lenders agree that Swing Line Lender may agree to modify the Treasury Management Service Documents and the borrowing procedures set forth therein used in connection with the Swing Line in its discretion and without affecting any of the obligations of Revolving Credit Lenders hereunder.

SECTION 2.05          PAYMENTS AND PREPAYMENTS.

(a)           Swing Line Repayments.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Swing Line Loan is made or (ii) the Floorplan Maturity Date.

(b)           Voluntary Prepayments.

(i)            Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Working Capital Loans in whole or in part without premium or penalty; provided that:  (A) such notice must be received by Administrative Agent not later than 11:00 a.m.:  (1) three Business Days prior to any date of prepayment of Working Capital Loans that are Eurodollar Rate Loans; and (2) one Business Day prior to the date of prepayment of Working Capital Loans that are Base Rate Loans; and (B) any prepayment of any Working Capital Loans of a given Type shall be in a principal amount of $1,000,000.00 or a whole multiple of $500,000.00 in excess thereof for Eurodollar Rate Loans and $500,000.00 or a whole multiple of $100,000.00 in excess thereof for Base Rate Loans, or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Working Capital Loans to be prepaid.  Administrative Agent will promptly notify each Working Capital Lender of its receipt of each such notice and of the amount of such Lender’s Working Capital Percentage Share thereof.  If Borrower gives such notice, then Borrower’s prepayment obligation shall be irrevocable, and Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Working Capital Loan that is a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Working Capital Loans of the Working Capital Lenders in accordance with their respective Working Capital Percentage Shares.

(ii)           Borrower may, upon notice to Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that:  (A) such notice must be received by Swing Line Lender and Administrative Agent not later than 1:00 p.m. on the date of the prepayment; and (B) any such prepayment shall be in a minimum principal amount of $100,000.00 or a whole multiple of $50,000.00 in excess thereof or, if the aggregate Outstanding Amount of Swing Line Loans is less, the entire Outstanding Amount thereof.  Each such notice shall specify the date and amount of such prepayment.  If Borrower gives such a notice, then Borrower’s prepayment obligation shall be irrevocable, and Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)          Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Floorplan Loans in whole or in part without premium or penalty; provided that:  (A) such notice must be received by Administrative Agent not later than 11:00 a.m. one Business Day prior to the date of prepayment of Floorplan Loans; and (B) any prepayment of any Floorplan Loans shall be in a principal amount of $500,000.00 or a whole multiple of $100,000.00 in excess thereof, or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  Administrative Agent will promptly notify each Floorplan Lender of its receipt of each such notice and of the amount of such Lender’s Floorplan Percentage Share thereof.  If Borrower gives such notice, then Borrower’s prepayment obligation shall be irrevocable, and Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each such prepayment shall be applied to the Floorplan Loans of the Floorplan Lenders in accordance with their respective Floorplan Percentage Shares.

(c)           Mandatory Prepayments.

(i)            Upon any (A) Event of Loss, or (B) Disposition or series of Dispositions by Borrower or any Subsidiary thereof undertaken within any fiscal year other than Dispositions permitted under Section 7.05, Borrower shall prepay the Loans in an amount equal to 100.00% of the Net Proceeds of each such Event of Loss or each such Disposition; in each case, to the extent that the Net Proceeds generated by such Event of Loss or Disposition(s) exceed $5,000,000 in the aggregate for all such Events of Loss or Dispositions, as the case may be, in any fiscal year; provided that no such prepayment shall be required if the Administrative Agent provides written consent for the Borrower or any Subsidiary thereof to purchase replacement property or restore the property affected by such Event of Loss.

(ii)           Upon receipt by Borrower or any Subsidiary thereof, Borrower shall prepay the Loans in an amount equal to 100.00% of the proceeds (net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, accounting fees, and other customary fees, commissions, expenses and costs associated therewith) of any incurrence of Debt, other than Permitted Debt by Borrower or any Subsidiary thereof.  Any prepayment pursuant to this Section 2.05(c)(ii) shall not be subject to the minimum amount provisions of Section 2.05(b).

(iii)          Intentionally Omitted.

(iv)          If, on any date and for any reason, the Outstanding Amount of L/C Obligations exceeds the L/C Sublimit, then Borrower shall Cash Collateralize on such date L/C Obligations in an amount equal to such excess.

(v)           Intentionally Omitted.

(vi)          Subject to Article IV, if on any date the Total Working Capital Outstandings minus the amount of any L/C Obligations Cash Collateralized on such date pursuant to the preceding clause (iv), exceeds Working Capital Availability, then Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Working Capital Loans, Swing Line Loans and L/C Borrowings by an amount equal to the applicable excess.  Any such prepayment shall be applied, first, to any L/C Borrowings and/or Cash Collateralize L/C Obligations, second, to any Working Capital Loans constituting Base Rate Loans or matured Eurodollar Rate Loans, as selected by Borrower, and, third, at Borrower’s option, to Cash Collateralize Eurodollar Rate Loans (which Cash Collateral shall be applied on the maturity date of their respective Interest Periods in the order of the maturities of their respective Interest

Periods) or to prepay Eurodollar Rate Loans (in the order of the maturity of their respective Interest Periods).

(vii)         Subject to Article IV, if on any date the Total Floorplan Outstandings exceeds Floorplan Availability, then Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Floorplan Loans and Swing Line Loans by an amount equal to the applicable excess.  Any such prepayment shall be applied, first, to prepay Swing Line Loans, second, to any Floorplan Loans constituting Base Rate Loans or matured Eurodollar Rate Loans, as selected by Borrower, and, third, at Borrower’s option, to Cash Collateralize Eurodollar Rate Loans (which Cash Collateral shall be applied on the maturity date of their respective Interest Periods in the order of the maturities of their respective Interest Periods) or to prepay Eurodollar Rate Loans (in the order of the maturity of their respective Interest Periods).

(viii)        If, following any reduction of the Aggregate Commitments pursuant to Section 2.06, the aggregate Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit (including as reduced by such reduction), Borrower shall prepay on the reduction date the Outstanding Amount of Swing Line Loans by an amount equal to the amount by which such Outstanding Amount exceeds the Swing Line Sublimit.

(ix)           If, following any reduction of the Aggregate Commitments pursuant to Section 2.06, the L/C Obligations would exceed the L/C Sublimit (including as reduced by such reduction), Borrower shall Cash Collateralize such L/C Obligations.

(d)           Intentionally Omitted.

SECTION 2.06          TERMINATION OR REDUCTION OF AGGREGATE COMMITMENTS.

(a)           Voluntary Reductions; Termination.

(i)            Borrower may, upon notice to Administrative Agent, terminate the Aggregate Working Capital Commitments, or from time to time permanently reduce the Aggregate Working Capital Commitments; provided that:  (A) any such notice shall be irrevocable and received by Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction; (B) any such partial reduction shall be in an aggregate amount of $1,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof; (C) Borrower shall not terminate or reduce the Aggregate Working Capital Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Working Capital Outstandings would exceed the Aggregate Working Capital Commitments; and (D) if, after giving effect to any reduction of the Aggregate Working Capital Commitments, the sum of the L/C Sublimit exceeds the amount of the Aggregate Working Capital Commitments, such sublimit(s) shall be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Aggregate Working Capital Commitments.  Any reduction of the Aggregate Working Capital Commitments shall be applied to the commitment of each Working Capital Lender according to its Working Capital Percentage Share thereof.  All fees payable under Sections 2.03(i) and (j) and 2.09 accrued until the effective date of any termination of the Aggregate Working Capital Commitments shall be paid on the effective date of such termination.

(ii)           Borrower may, upon notice to Administrative Agent, terminate the Aggregate Floorplan Commitments, or from time to time permanently reduce the Aggregate Floorplan Commitments; provided that:  (A) any such notice shall be irrevocable and received by Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction; (B) any such partial reduction shall be in an aggregate amount of $1,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof; and (C) Borrower shall not terminate or reduce the Aggregate Floorplan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Floorplan Outstandings would exceed the Aggregate Floorplan Commitments; and (D) if, after giving effect to any reduction of the Aggregate Floorplan Commitments, the sum of the Swing Line Sublimit exceeds the amount of the Aggregate Floorplan Commitments, such sublimit(s) shall be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify Lenders of any such notice of termination or reduction of the Aggregate Floorplan Commitments.  Any reduction of the Aggregate Floorplan Commitments shall be applied to the commitment of each Floorplan Lender according to its Floorplan Percentage Share thereof.  All fees payable under Sections 2.03(i) and (j) and 2.09 accrued until the effective date of any termination of the Aggregate Floorplan Commitments shall be paid on the effective date of such termination.

(b)           Reserved.

SECTION 2.07          FINAL REPAYMENT OF LOANS.

(a)           Payments Due on Working Capital Maturity Date.  On the Working Capital Maturity Date, Borrower shall repay to Working Capital Lenders in full the aggregate Outstanding Amount of all Working Capital Loans.

(b)           Payments Due on Floorplan Maturity Date.  On the Floorplan Maturity Date, Borrower shall repay:  (i) to Floorplan Lenders in full the aggregate Outstanding Amount of all Floorplan Loans; and (ii) to Swing Line Lender in full the aggregate Outstanding Amount of all Swing Line Loans.

(c)           Intentionally Omitted.

(d)           Intentionally Omitted.

SECTION 2.08          INTEREST; APPLICABLE RATES.

(a)           Interest Generally.  Subject to the provisions of subsection Section 2.08(b):  (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan (including a Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the Base

Rate or the Daily LIBOR Rate, as designated by Borrower plus (B) the Applicable Rate for Base Rate Loans.

(b)           Default Rate.

(i)            If an Event of Default occurs because any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest while such Event of Default exists at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If an Event of Default occurs because any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon written notice to Borrower from Required Lenders, such amount shall thereafter bear interest until the related Event of Default no longer exists at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon written notice to Borrower from Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such Event of Default no longer exists.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Payment Dates; Accrual of Interest.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Bankruptcy Law.

(d)           Increases and Decreases of Applicable Rates.  Any increase or decrease in any Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the date that is the earlier of:  (i) the last date by which Borrower is otherwise required to deliver a Compliance Certificate in accordance with Section 6.02(b) with reference to Section 6.01 for a given period (each such date, a “calculation date”); and (ii) the date that is two Business Days after the date on which Borrower actually delivers a Compliance Certificate in accordance with Section 6.02(b) with reference to Section 6.01 for such period; provided that the Applicable Rates in effect from the Closing Date to the date that is two Business Days following receipt by Administrative Agent of a timely delivered Compliance Certificate with respect to the Fiscal Period ended October 31, 2010 shall be set at Tier III (as indicated on Schedule 1.01-A); provided further that, if any Compliance Certificate required to be delivered in accordance with Section 6.02(b) with reference to Section 6.01 for any given period is not delivered to Administrative Agent on or before the related calculation date, then Tier 1 (as indicated on Schedule 1.01-A) shall apply, effective on the related calculation date until two Business Days after such Compliance Certificate is actually received by Administrative Agent.

Notwithstanding the foregoing and for the avoidance of doubt, if, for any period and for any reason, the actual Consolidated Leverage Ratio is higher than that reported in the related Compliance Certificate delivered for such period, then Borrower shall immediately, without the requirement of notice or demand from any Person, pay to Lending Parties an amount equal to the excess of:  (A) the amount of interest or fees that would have accrued had the Applicable Rates for such period been based upon the actual Consolidated Leverage Ratio for such period rather than the Consolidated Leverage Ratio reported in the Compliance Certificate delivered for such period; over (B) the amount of interest or fees that was actually paid by Borrower based upon the Consolidated Leverage Ratio reported in the Compliance Certificate delivered for such period.

SECTION 2.09          FEES.

In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Working Capital Commitment Fee.  Borrower shall pay to Administrative Agent for the account of each Working Capital Lender in accordance with its Working Capital Percentage Share, a commitment fee (the “Working Capital Commitment Fee”) equal to the Applicable Rate multiplied by the actual daily amount by which the Aggregate Working Capital Commitments exceed the sum of the Total Working Capital Outstandings.  The Working Capital Commitment Fee shall accrue at all times during the Working Capital Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Working Capital Maturity Date.  The Working Capital Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Administrative Agent’s Fees.  Borrower shall pay to Administrative Agent for Administrative Agent’s own account, such fees as are specified as owing to such Person in the Fee Letter.

(c)           Floorplan Commitment Fee.  Borrower shall pay to Administrative Agent for the account of each Floorplan Lender in accordance with its Floorplan Percentage Share, a commitment fee (the “Floorplan Commitment Fee”) equal to the Applicable Rate multiplied by the actual daily amount by which the Aggregate Floorplan Commitments exceed the sum of the Total Floorplan Outstandings (less the Outstanding Amount of Swing Line Loans).  The Floorplan Commitment Fee shall accrue at all times during the Floorplan Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, commencing with the first such date to occur after the Closing Date, and on the Floorplan Maturity Date.  The Floorplan Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(d)           Collateral Exam Fees.  The Borrower shall pay the Administrative Agent fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the

Administrative Agent of any Collateral or of the Borrower’s operations or business at the rates established from time to time by the Administrative Agent, together with any related out-of-pocket costs and expenses incurred by the Administrative Agent.

SECTION 2.10          COMPUTATIONS OF INTEREST AND FEES.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 360 days and actual days elapsed.  All other computations of interest and fees hereunder shall be made on the basis of a year of 360 days and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11          EVIDENCE OF DEBT.

(a)           Evidence of Payments.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           Evidence of Certain Participations.  In addition to the accounts and records referred to in Section 2.11(a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  If any conflict exists between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

SECTION 2.12          PAYMENTS GENERALLY; RIGHT OF ADMINISTRATIVE AGENT TO MAKE DEDUCTIONS AUTOMATICALLY.

(a)           Payments Generally.

(i)            All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  Administrative Agent will promptly distribute to each Lender its applicable Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)           Borrower hereby authorizes Administrative Agent:  (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from any account of Borrower maintained with Administrative Agent; and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Administrative Agent.  Administrative Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.12(a)(ii) showing in reasonable detail the amounts of such deduction.  Each Lender agrees to reimburse Borrower based on its applicable Percentage Share for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)           Fundings by Lenders, Payments by Borrower and Presumptions by Administrative Agent.

(i)            Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender, on the one hand, and Borrower, on the other hand, each severally agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to Borrower to the date of payment to Administrative Agent, at:  (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Working Capital Loans that are Base Rate Loans.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)           Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder to Administrative Agent for the account of Lenders or L/C Issuer that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or L/C Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then Lenders and L/C Issuer, as the case may be, each severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lenders or L/C Issuer, as the case may be, in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Sources.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.13          SHARING OF PAYMENTS.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Percentage Share (or other applicable share as provided herein) thereof as provided herein, then the Lender receiving such greater proportion shall:  (a) notify Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:  (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.13 shall not be construed to apply to:  (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.14          INCREASE IN AGGREGATE COMMITMENTS.

(a)           Increase in Aggregate Commitments Generally.  So long as no Default has occurred and is continuing or would result therefrom and the Aggregate Commitments have not been voluntarily reduced, upon notice to Administrative Agent, at any time after the Closing Date but prior to the Working Capital Maturity Date, Borrower may request one or more Additional Working Capital Commitments or one or more Additional Floorplan Commitments; provided that:  (i) after giving effect to any such addition, the maximum aggregate amount of Additional Working Capital Commitments and Additional Floorplan Commitments that have been added pursuant to this Section 2.14 shall not exceed $50,000,000; (ii) any such addition shall be in an aggregate amount of $15,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof (provided that such amount may be less than $15,000,000.00 if such amount represents all remaining availability under the aggregate limit in respect of Additional Working Capital Commitments and Additional Floorplan Commitments set forth in clause (i) of this proviso); (iii) Borrower may request a maximum total of three (3) increases under this section and (iv) no Lender shall be required to participate in the Additional Working Capital Commitments or Additional Floorplan Commitments.

(b)           Certain Provisions Regarding Increase of Aggregate Commitments.  If any Additional Working Capital Commitments or Additional Floorplan Commitments are added in accordance with this Section 2.14, Administrative Agent and Borrower shall determine the effective date (the “Additional Commitments Effective Date”) of such addition and the amount of, and the Persons who will provide, such Additional Working Capital Commitments or Additional Floorplan Commitments, as applicable; provided that no existing Lender shall have any obligation to provide all or any portion of such Additional Working Capital Commitments or Additional Floorplan Commitments.  Administrative Agent shall promptly notify Borrower and Lending Parties (which may, in the case of Additional Working Capital Commitments, include Persons reasonably acceptable to Administrative Agent and Borrower that were not Lenders prior to the Additional Commitments Effective Date) of the final amount of such addition and the Additional Commitments Effective Date, as well as in the case of each notice to any Working Capital Lender, the respective interests in such Working Capital Lender’s

Working Capital Loans, in each case subject to the assignments contemplated by this Section 2.14.  As conditions precedent to such addition:  (i) the representations and warranties contained in Article V and the other Loan Documents (including all documents required pursuant to Section 2.14(c)) shall be true and correct on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct as of such earlier date, and except that, for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.11(a) and Section 5.11(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively; (ii) no Default shall exist immediately before or immediately after giving effect to such addition; without limiting the generality of the foregoing, Borrower shall be in compliance with the financial covenants set forth in Section 6.12 after giving pro forma effect to the making of Additional Working Capital Loans or Additional Floorplan Loans, as applicable, in connection with such addition; (iii) Borrower, Administrative Agent and Lending Parties (including any new Lending Parties being added in connection with such addition) shall have entered into all documents required pursuant to Section 2.14(c), and Borrower shall have complied with all of the conditions precedent to the effectiveness of such addition as provided in such documents (including any requirement to pay fees and expenses to any or all of Administrative Agent, Arranger and Lending Parties, including any new Lending Parties); and (iv) Borrower shall have delivered to Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of Borrower, certifying as to the truth, accuracy and correctness of the matters set forth in the immediately preceding clauses (i) and (ii).  On each Additional Commitments Effective Date, each applicable Lender, Eligible Assignee or other Person who is providing an Additional Working Capital Commitment or an Additional Floorplan Commitment:  (A) in the case of any Additional Working Capital Commitment, shall become a “Working Capital Lender” for all purposes of this Agreement and the other Loan Documents; and (B) in the case of any Additional Floorplan Commitment, shall become a “Floorplan Lender” for all purposes of this Agreement and the other Loan Documents.  Any Additional Working Capital Loan shall be a “Working Capital Loan” and the other Loan Documents and any Additional Floorplan Loan shall be a “Floorplan Loan” for all purposes of this Agreement and the other Loan Documents.  In furtherance of the foregoing, on any Additional Commitments Effective Date on which Additional Working Capital Commitments are made, subject to the satisfaction of the other terms and conditions contained in this Section 2.14:  (1) each of the existing Working Capital Lenders shall assign to each Person providing an Additional Working Capital Commitment, and each such Person shall purchase from each of the existing Working Capital Lenders, in an amount equal to the Outstanding Amount thereof (together with accrued but unpaid interest thereon), such interests in the Working Capital Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Working Capital Loans will be held by existing Working Capital Lenders and the Person making the Additional Working Capital Commitments ratably in accordance with their Working Capital Percentage Shares after giving effect to the addition of such Additional Working Capital Commitments to the existing Working Capital Commitments; and (2) each Person making an Additional Working Capital Commitment shall be deemed for all purposes to have a Working Capital Commitment and each Additional Working Capital Loan shall be deemed, for all purposes, a Working Capital Loan.  In furtherance of the foregoing, on any Additional Commitments Effective Date on which Additional Floorplan Commitments are made, subject to the satisfaction of the other terms and conditions contained in this Section 2.14:  (1) each of the existing Floorplan Lenders shall assign to each Person providing an Additional Floorplan Commitment, and each such Person shall purchase from each of the existing Floorplan Lenders, in an amount equal to the Outstanding Amount thereof (together with accrued but unpaid interest thereon), such interests in the

Floorplan Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Floorplan Loans will be held by existing Floorplan Lenders and the Person making the Additional Floorplan Commitments ratably in accordance with their Floorplan Percentage Shares after giving effect to the addition of such Additional Floorplan Commitments to the existing Floorplan Commitments; and (2) each Person making an Additional Floorplan Commitment shall be deemed for all purposes to have a Floorplan Commitment and each Additional Floorplan Loan shall be deemed, for all purposes, a Floorplan Loan.

(c)           Terms and Documentation.  Any other terms of and documentation entered into in respect of any Additional Working Capital Commitments made or any Additional Floorplan Commitments provided in each case pursuant to this Section 2.14 (collectively, the “Additional Commitment Documentation”) shall be consistent with the Working Capital Commitments and Floorplan Commitments (including with respect to voluntary and mandatory prepayments).  Any Additional Working Capital Commitments or Additional Floorplan Loans, as applicable, made or provided pursuant to this Section 2.14 shall be evidenced by one or more entries in the Register maintained by Administrative Agent in accordance with the provisions set forth in Section 10.06(c).

(d)           Conflicts with Other Provisions.  This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary.  Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Working Capital Commitment or Additional Floorplan Commitments, as the case may be.

SECTION 2.15          SECURITY FOR THE OBLIGATIONS.

Except as otherwise specifically provided in any Loan Document, all Obligations shall be secured pursuant to the terms of the Collateral Documents.  All Cash Collateral required to secure the Obligations (or any portion thereof) shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo or invested in such other Cash Equivalents as directed by Borrower and for which Borrower shall have provided evidence reasonably satisfactory to Administrative Agent that Administrative Agent possesses a perfected, first priority security interest in such Cash Collateral.

SECTION 2.16          EXTENSION OF MATURITY DATE .

(a)           The Borrower may request that the Floorplan Maturity Date and the Working Capital Maturity Date be extended for additional terms of twelve (12) months each.  Each of the following conditions must be satisfied in a manner acceptable to Administrative Agent as a condition precedent to extension of the Floorplan Maturity Date and the Working Capital Maturity Date, as applicable:

(i)             the Borrower delivers written notice to Administrative Agent not less than ninety (90) days prior to the Floorplan Maturity Date and the Working Capital Maturity Date, advising that the Borrower requests the extension (the “Borrower Extension Notice”);

(ii)            the Administrative Agent and each Lender has consented in writing to such extension, which consent may be granted or withheld in the Administrative Agent’s and/or each Lender’s sole and absolute discretion; and

(iii)           the Borrower, Administrative Agent and each Lenders shall have entered into an amendment to this Agreement which amendment shall confirm the extension of the Floorplan Maturity Date and the Working Capital Maturity Date and otherwise be in a form reasonably acceptable to Borrower and Lender;

(iv)          no Default or Event of Default exists (i) as of the date of the Borrower Extension Notice and (ii) if such extension is approved by Administrative Agent and each Lender commencement date as of the effective date of such extension term; and

(v)           the Borrower has reimbursed the Administrative Agent for all costs reasonably incurred by the Administrative Agent in processing the extension request, including, without limitation, reasonable legal fees and expenses.

(b)           Within 30 days of a Borrower Extension Notice being posted to the Electronic Platform, the Administrative Agent and each Lender by its signature hereto, agrees to respond to Borrower in writing stating its consent and approval or its rejection of the then proposed extension of the Floorplan Maturity Date and the Working Capital Maturity Date (“Lender Party Response”).  As to any such extension to which a Lender consents and approves in a Lender Party Response, such Lender agrees to execute any amendment to this Agreement evidencing such extension promptly upon the request of Borrower and Administrative Agent.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.01          TAXES.

(a)           Payments Free of Taxes.  Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that, if Borrower shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then:  (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by Borrower.  Without limiting the provisions of Section 3.01(a), Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by Borrower.  Borrower shall indemnify Administrative Agent and each Lending Party, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by Administrative Agent or such Lending Party, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by any Lending Party (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lending Party, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  If requested in writing by Administrative Agent, Borrower shall deliver to Administrative Agent, as soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)           Foreign Lenders.  Each Lending Party that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to Borrower and Administrative Agent on or before the date such financial institution becomes a party hereto, two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and Administrative Agent that such Person is entitled to an exemption from, or reduction of, United States withholding tax.  Thereafter and from time to time, each such Person shall:  (i) promptly submit to Administrative Agent and Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by Borrower or Administrative Agent pursuant to this Agreement; (ii) promptly notify Administrative Agent and Borrower of any change in circumstances that would modify or render invalid any claimed exemption or reduction; and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Person, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws that Borrower or Administrative Agent make any deduction or withholding for taxes from amounts payable to such Person.  If such Person fails to deliver the forms referred to in this subsection or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.  If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section 3.01, and costs and expenses (including reasonable attorneys’ fees) of Administrative Agent.  The obligation of Lenders under this Section 3.01 shall survive the termination of the Aggregate Commitments, repayment of all Obligations and the resignation or replacement of Administrative Agent.

(f)            Treatment of Certain Refunds.  If Administrative Agent or any Lending Party receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lending Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent or such Lending Party, as applicable, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lending Party, as applicable, in the event Administrative Agent or such Lending Party, as applicable is required to repay such refund to such Governmental Authority.  This subsection (f) shall not be construed to require Administrative Agent or any Lending Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

SECTION 3.02          ILLEGALITY.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank offered market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Working Capital Loans that are Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

SECTION 3.03          INABILITY TO DETERMINE RATES.

If (a) Administrative Agent determines in connection with any request for a Borrowing or continuation of, or a conversion to, Eurodollar Rate Loan that (i) Dollar deposits are not being offered to banks in the London interbank offered market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (b) Required Lenders determine in connection with any request for a Borrowing or continuation of, or a conversion to, a Eurodollar Rate Loan that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Administrative Agent will promptly so notify Borrower and each

Lender in writing.  Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Working Capital Borrowing consisting of Base Rate Loans in the amount specified therein.

SECTION 3.04          INCREASED COSTS.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lending Party (except any reserve requirement reflected in the Eurodollar Rate);

(ii)             subject any Lending Party to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lending Party in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lending Party); or

(iii)            impose on any Lender or L/C Issuer or the London interbank offered market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lending Party hereunder (whether of principal, interest or any other amount), then, upon request of such applicable Lending Party, Borrower will pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or the Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such

Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.  It is acknowledged that this Agreement is being entered into by the Lenders on the understanding that the Lenders will not be required to maintain capital against their Working Capital Commitment, the Swing Line Sublimit or the L/C Sublimit, as applicable, under applicable current Laws and regulatory guidelines.  In the event the Lenders shall be advised by any Governmental Authority after the date hereof or shall otherwise determine on the basis of pronouncements of any Governmental Authority after the date hereof that such understanding is incorrect, it is agreed that the Lenders will be entitled to make claims under this Section (each such claim to be made within a reasonable period of time after the Lenders are so advised or have so determined).

(c)           Certificates for Reimbursement.  A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, as well as the basis for determining such amount or amounts, and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to in this subsection (d) shall be extended to include the period of retroactive effect thereof).

SECTION 3.05          COMPENSATION FOR LOSSES.

Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:  (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan), to prepay (including any failure to prepay pursuant to Section 2.05(b)(v)), borrow, continue or convert any Loan other than to continue a Loan as, or to convert a Loan to, a Base Rate Loan, on the date or in the amount notified by Borrower; or (c) any assignment of a Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.14 or Section 3.06; including, in each of the foregoing cases, any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar

Rate for such Loan by a matching deposit or other borrowing in the London interbank offered market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.06          MITIGATION OBLIGATIONS; ADDITIONAL L/C ISSUER.

Notwithstanding anything to the contrary contained in Section 10.01:

(a)           Mitigation by Lenders.  If any Lender requests compensation under Section 3.04, or Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender, at the request of Borrower, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment:  (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender as reasonably determined by such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Additional L/C Issuer.  If L/C Issuer may not issue Letters of Credit as a result of the limitations set forth in Section 2.03(a)(iv)(A), then Borrower may, if no Default exists and with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed):  (i) request one of the other Working Capital Lenders (with such other Working Capital Lender’s consent) to issue Letters of Credit; or (ii) designate a supplemental bank or financial institution, which is an Eligible Assignee and otherwise satisfactory to Administrative Agent, to issue Letters of Credit and become an additional “L/C Issuer” hereunder.

SECTION 3.07          REMOVAL OR REPLACEMENT OF LENDERS.

Notwithstanding anything to the contrary contained in Section 10.01:

(a)           Removal or Replacement of Lenders Generally.  Borrower may with respect to any Specified Lender:

(i)            remove such Specified Lender by terminating such Specified Lender’s Commitments;

(ii)           request one or more of the other Lenders to acquire and assume all of such Specified Lender’s Loans (including participations in L/C Obligations and in Swing Line Loans) and Commitments, which Lender or Lenders shall have the right, but not the obligation, to so acquire and assume such Specified Lender’s Loans (including participations in L/C Obligations and in Swing Line Loans) and Commitments pursuant to the procedures set forth in Section 10.06(b); or

(iii)          with the prior written consent of Administrative Agent and L/C Issuer (which consent shall not be unreasonably withheld or delayed), designate a replacement bank or financial institution that is an Eligible Assignee (a “Replacement Lender”), which Replacement Lender shall assume all of the Loans (including participations in L/C Obligations and in Swing Line Loans) and Commitments of such Specified Lender pursuant to the procedures set forth in Section 10.06(b);

provided that Borrower may not remove such Specified Lender, or require such Specified Lender to make any assignment and delegation, pursuant to the immediately preceding clauses (i), (ii) or (iii), as applicable, if:  (1) a Default then exists; (2) prior to the effectiveness of any such action, such Specified Lender is no longer a Specified Lender as a result of it no longer being a Defaulting Lender; or (3) Borrower has not concurrently taken an action under clause (i), clause (ii) or clause (iii) of this subsection (a) with respect to all other Lenders who at the time are Specified Lenders.

Any removal of, or assignment and delegation by, a Specified Lender pursuant to this Section 3.07(a) shall be subject to Section 3.05 and to payment to such Specified Lender of the aggregate Outstanding Amount of all of its Loans (including participations in L/C Obligations and in Swing Line Loans) at the time owing to it, all accrued and unpaid interest thereon, all accrued and unpaid fees and all other amounts payable to it hereunder, which amounts shall be paid to such Specified Lender by:  (A) in the case of a removal of such Specified Lender, Borrower; or (B) in the case of an assignment and delegation by such Specified Lender, the applicable assignee (to the extent of all such outstanding principal and accrued and unpaid interest and fees) and Borrower (to the extent of all such other amounts).

(b)           Certain Actions Incident to Removal.  In the case of the removal of any Specified Lender pursuant to Section 3.07(a)(i), Borrower shall also:  (i) provide appropriate assurances and indemnities (which may include letters of credit) to L/C Issuer and such Specified Lender as L/C Issuer and such Specified Lender may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Obligations then outstanding; and (ii) release such Specified Lender from its obligations under the Loan Documents.  Each Lender hereby grants to Administrative Agent a power of attorney (which power of attorney, being coupled with an interest, is irrevocable) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in circumstances contemplated by this Section 3.07.

(c)           Certain Rights as a Lender.  Upon the prepayment of all amounts owing to any Specified Lender and the termination of such Lender’s Commitments pursuant to this Section 3.07, such Specified Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Specified Lender to indemnification hereunder shall survive as to such Specified Lender.

(d)           Evidence of Removal or Replacement.  Promptly following the removal or replacement of any Affected Lender in accordance with this Section 3.07, Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of Lenders and adjustments of their respective Commitments or Percentage Shares, as applicable, resulting from any such removal or replacement.

SECTION 3.08          SURVIVAL.

All obligations of Borrower under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations.

ARTICLE IV
CONDITIONS PRECEDENT

SECTION 4.01          CONDITIONS TO EFFECTIVENESS AND TO INITIAL CREDIT EXTENSION.

This Agreement shall become binding on the parties hereto upon, and the obligation of each Lending Party to make its initial Credit Extension hereunder is subject to, the satisfaction of the following conditions precedent (all Loan Documents and other documents to be delivered to Administrative Agent or any Lending Party pursuant to this Section 4.01 shall be subject to prior approval as to form and substance (including as to results) by Lending Parties and Administrative Agent, with delivery by a Lending Party or Administrative Agent of its signature page to this Agreement evidencing such Person’s acknowledgement that the conditions set forth in this Section 4.01 have been satisfied, unless otherwise waived in writing):

(a)           Receipt of Certain Documents.  Administrative Agent shall have received the following, each of which shall be in form and substances satisfactory to the Administrative Agent and each of which shall be, unless otherwise specified herein or otherwise required by Administrative Agent, originals (or telefacsimiles or portable document format versions thereof (in either such case, promptly followed by originals thereof), each, to the extent to be executed by a Loan Party, properly executed by a Responsible Officer of such Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), all in sufficient number as Administrative Agent shall separately identify (including, if specified by Administrative Agent, for purposes of the distribution thereof to Administrative Agent, Lending Parties and Borrower):

(i)            counterparts of this Agreement, executed by each of the parties hereto;

(ii)           if requested by Swing Line Lender or any Lender, a Note or Notes (as the case may be) executed by Borrower in favor of such Lending Party evidencing, as applicable, the Working Capital Loans, Floorplan Loans or Swing Line Loans to be made by such Lending Party to Borrower;

(iii)          counterparts of the other Loan Documents (including all applicable Collateral Documents, executed by each of the parties thereto, together with:

(A)          any certificated securities representing shares of Equity Interests owned by or on behalf of any Loan Party constituting Collateral as of the Closing Date after giving effect to the Transactions together with undated stock powers with respect thereto executed in blank;

(B)           any promissory notes and other instruments evidencing all loans, advances and other debt owed or owing to any Loan Party constituting Collateral as of the Closing Date after giving effect to the Transactions together with undated instruments of transfer with respect thereto executed in blank;

(C)           all instruments and other documents, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

(D)          a Perfection Certificate with respect to the Loan Parties, dated the Closing Date and duly executed by a Responsible Officer of Borrower together with results of a search of the UCC (or equivalent) filings made and tax and judgment lien searches with respect to the Loan Parties in the jurisdictions contemplated by the Security Agreement and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 7.01 or have been released.

(iv)          such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party as Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party;

(v)           such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in:  (A) the State of North Dakota; and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)          Intercreditor Agreements as Administrative Agent may require for the Permitted Floorplan Debt;

(vii)         favorable opinions of counsel to the Loan Parties reasonably acceptable to Administrative Agent addressed to Administrative Agent and each Lending Party, as to such matters as are reasonably required by Administrative Agent or any Lending Party with respect to the Loan Parties and the Loan Documents;

(viii)        a certificate of a Responsible Officer of each Loan Party either:  (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect; or (B) stating that no such consents, licenses or approvals are so required;

(ix)           a certificate signed by a Responsible Officer of each Loan Party certifying that:  (A) the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied; and (B) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x)            a landlord consent agreement, in form and substance satisfactory to the Administrative Agent, from each lessor of real property with respect to which a Loan Party is a lessee (other than real property designated by the Administrative Agent in its sole discretion), provided that a landlord consent agreement shall not be required if the Administrative Agent, in its sole discretion, does not require the same;

(xi)           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xii)          a duly completed Compliance Certificate as of the last day of the Fiscal Period of Borrower ended July 31, 2010, signed by an appropriate Responsible Officer of Borrower;

(xiii)         a copy, certified by an appropriate Responsible Officer of Borrower, of the financial statements of Borrower referred to in Section 5.11;

(xiv)        evidence that: (A) all commitments under the Existing Facilities to be Paid Off and any secured facilities not otherwise permitted under Section 7.02 have been terminated not later than the Closing Date, and all outstanding amounts thereunder paid in full; and (B) all Liens securing obligations under the Existing Facilities to be Paid Off and any secured facilities not otherwise permitted under Section 7.02 have been released and terminated not later than the Closing Date; and

(xv)         waivers, in the form and substance required by Section 6.15, for either 75% of Borrower’s locations or for locations where not less that 75% of the Collateral which is Equipment and Inventory is located, or such lesser percentage as is agreed to by Administrative Agent, but no less than 50%.

(xvi)        such other assurances, certificates, documents, consents, reports or opinions as Administrative Agent or any Lending Party may reasonably require.

(xvii)       Others TBD.

(b)           [Reserved].

(c)           Payment of Fees.  Borrower shall have paid:  (i) all fees required to be paid to Administrative Agent and any Lending Party on or before the Closing Date; and (ii) unless Administrative Agent shall have agreed in writing to any delay in such payment, all fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final billing by the Administrative Agent to Borrower).

Notwithstanding anything to the contrary contained herein, this Agreement shall not become effective or be binding on any party hereto unless all of the conditions precedent to the effectiveness of this Agreement as specified in this Section 4.01(a) are satisfied at or before 1:00 p.m. on October 27, 2010.  Administrative Agent shall promptly notify each Loan Party and each Lending Party of the occurrence of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.  For purposes of determining compliance with the conditions specified in this Section 4.01 (but without limiting the generality of the provisions of Section 9.04), each Lending Party that has signed this Agreement shall be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lending Party unless Administrative Agent shall have received notice from such Lending Party prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02          CONDITIONS TO ALL CREDIT EXTENSIONS.

The obligation of each Lending Party to make any Credit Extension (including its initial Credit Extension) hereunder or to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           Truth and Correctness of Representations and Warranties.  The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.11 shall be deemed to refer to each of the Audited Financial Statements and the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)           No Default.  No Default shall then exist, or shall result from, such proposed Credit Extension or from the application of the proceeds thereof or from the honoring of any Request for Credit Extension.

(c)           Requests for Credit Extensions.  Administrative Agent and, if applicable, Swing Line Lender or L/C Issuer shall have received the applicable Request for Credit Extension; provided that no L/C Applications shall be required in connection with the Existing Letters of Credit becoming Letters of Credit issued hereunder pursuant to the last sentence of Section 2.03(a)(i).

(d)           Other Matters.  Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, documents or consents related to the foregoing as Administrative Agent or Required Lenders may reasonably require.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the making of the applicable Credit Extension or the honoring of the applicable Request for Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Lending Party that:

SECTION 5.01          CORPORATE EXISTENCE AND POWER.

Each of the Loan Parties and their respective Subsidiaries:  (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); (b) has the power and authority and all governmental licenses, authorizations, consents and approvals:  (i) to own its assets and carry on its business, except to the extent that any failure to have any of the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which each is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02          CORPORATE AUTHORIZATION; NO CONTRAVENTION.

The execution and delivery by each of the Loan Parties and their respective Subsidiaries, and the performance by each of the Loan Parties and their respective Subsidiaries of its obligations under, each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:  (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under:  (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Subsidiary thereof which could reasonable be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each of the Loan Parties and their respective Subsidiaries are in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that any failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.  No Loan Party or any Subsidiary thereof is a party to or is bound by any Contractual Obligation, or is subject to any restriction in any Organizational Document, or any requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.03          GOVERNMENTAL AUTHORIZATION; COMPLIANCE WITH LAWS.

(a)           Governmental Authorizations.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery by any Loan Party (or any Subsidiary thereof) of, or the performance by any Loan Party (or any Subsidiary thereof) of its obligations under, any Loan Document to which it is a party other than (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents or (iii) filings with the SEC.

(b)           Compliance with Laws.  Each Loan Party and each Subsidiary thereof are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which:  (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally to limitations on the availability of equitable remedies.

SECTION 5.04          BINDING EFFECT.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms.

SECTION 5.05          LITIGATION.

Except as specifically disclosed on Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party or any Subsidiary of any Loan Party that:  (a) purport to affect or pertain to any Loan Document, or any of the transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect.  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this any Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.  Since the Closing Date, there has been no change in the status of the any matters disclosed on Schedule 5.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 5.06          NO DEFAULTS.

No Default exists or would result from the incurring of any Obligations by Borrower or from the grant and perfection of the Liens upon the Collateral in favor of Administrative Agent.  As of the Closing Date, none of Borrower, any other Loan Party or any Subsidiary of any Loan Party is in default under or with respect to any Contractual Obligation in any respect that, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

SECTION 5.07          EMPLOYEE BENEFIT PLANS.

(a)           Compliance with ERISA Generally.  As of the Closing Date, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent to which the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Each Plan which is intended to qualify under subsection 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification.  As of the Closing Date, Borrower and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           No Actions.  As of the Closing Date:  (i) there are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (ii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Certain Events.  As of the Closing Date:  (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under Section 8.01(i).

SECTION 5.08          USE OF PROCEEDS.

Borrower will use the Letters of Credit and the proceeds of the Loans solely for the purposes set forth in and as permitted by Section 6.11 and Section 7.10.

SECTION 5.09          TITLE TO PROPERTIES.

Each Loan Party and each Subsidiary thereof have good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property necessary to the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the properties of each Loan Party and each Subsidiary thereof are subject to no Liens other than Permitted Liens.

SECTION 5.10          TAXES.

Each Loan Party and each Subsidiary thereof have filed all Federal and other material tax returns and reports required to be filed, and have paid prior to delinquency all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings timely instituted and diligently conducted and for which such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect.

SECTION 5.11          FINANCIAL CONDITION.

(a)           Financial Statements.

(i)            The Audited Financial Statements:  (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the consolidated financial condition of Borrower as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show, on a consolidated basis, all material indebtedness and other material liabilities, direct or contingent, of Borrower as of the date thereof, including liabilities for taxes, material commitments and Debt required under GAAP.

(ii)           The unaudited consolidated balance sheet of Borrower July 31, 2010, and the related consolidated statements of income or operations and cash flows for the Fiscal Period ended on such date:  (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the consolidated financial condition of Borrower as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(b)           No Material Adverse Effect.  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.12          ENVIRONMENTAL MATTERS.

Each Loan Party conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof each Loan Party has reasonably concluded that, except as specifically disclosed on Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since the date hereof, there has been no change in the status of the matters disclosed on Schedule 5.12 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 5.13          MARGIN REGULATIONS; REGULATED ENTITIES.

Neither Borrower nor any Subsidiary thereof is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  None of Borrower, any Subsidiary thereof or any Person controlling Borrower is an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not subject to regulation under the Federal Power Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Debt.

SECTION 5.14          SWAP OBLIGATIONS.

Neither Borrower nor any Subsidiary thereof has incurred any outstanding obligations under any Swap Contracts, other than obligations under Swap Contracts expressly permitted hereby.  Borrower has voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

SECTION 5.15          INTELLECTUAL PROPERTY.

Borrower and each Subsidiary thereof own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, except for those the failure of which to own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The use of such intellectual property by Borrower and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary thereof infringes upon any rights held by any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed on Schedule 5.05, no claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrower’s knowledge, proposed, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.16          EQUITY INTERESTS HELD BY BORROWER; EQUITY INTERESTS IN BORROWER.

As of the Closing Date:  (a) the only Subsidiaries of Borrower are those listed on Schedule 5.16; and (b) Borrower holds no Equity Interests in any other Person other than those specifically disclosed on Schedule 5.16.  All of the outstanding Equity Interests in Borrower and in each Subsidiary thereof have been validly issued and are fully paid and nonassessable.

SECTION 5.17          INSURANCE.

The properties of each Loan Party and each Subsidiary thereof are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts,

with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its Subsidiary operates.

SECTION 5.18          COLLATERAL AND COLLATERAL DOCUMENTS.

(a)           Enforceable and Perfected Security Interest.

(i)            The Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof (the “Security Interest”) and (i) when the Pledged Collateral (as defined in the Security Agreement) are delivered to the Administrative Agent together with the proper endorsements, the Security Interest therein shall be perfected, (ii) when each financing statement in the form attached to the Perfection Certificate (each a “Financing Statement”) is filed in the applicable office set forth in Schedule 5.18, the Security Interest (other than with respect to Intellectual Property, as defined in the Security Agreement) shall be perfected to the extent the Security Interest may be perfected by the filing of a UCC financing statement.

(ii)           Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, and the filing of each Financing Statement in the office indicated therein, the Security Interest in the Intellectual Property shall be perfected.

(iii)          Each deposit account control agreement and securities account deposit account control agreement perfects the Security Interest in each deposit account and securities account, respectively, subject thereto.

(b)           Truth and Correctness of Representations and Warranties.  To the best knowledge after due inquiry of any Responsible Officer of Borrower, all representations and warranties of each Loan Party in each Collateral Document are true and correct in all material respects except to the extent they relate to a prior date.

SECTION 5.19          LABOR RELATIONS.

There are no strikes, lockouts or other material labor disputes against Borrower or any Subsidiary thereof, or to Borrower’s knowledge, threatened against or affecting Borrower or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against Borrower or any Subsidiary thereof or, to the knowledge of Borrower, threatened against any of them before any Governmental Authority.  Except as set forth on Schedule 5.19:  (a) Borrower is not a party to any collective bargaining agreements or contracts; and (b) no union representation exists and, to the knowledge of Borrower, no union organizing activities are taking place.

SECTION 5.20          SOLVENCY.

Borrower, as well as each Subsidiary thereof, is Solvent.

SECTION 5.21          FULL DISCLOSURE.

To the best knowledge after due inquiry of any Responsible Officer of Borrower, none of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and no statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of any Loan Party to Administrative Agent and Lending Parties (or any of the foregoing Persons) prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than unasserted contingent indemnification obligations and other hedging obligations not related to this Credit Facility) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding:

SECTION 6.01          FINANCIAL STATEMENTS.

To the extent not available publicly on EDGAR, Borrower shall deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and Required Lenders:

(a)           Annual Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of Borrower, a consolidated balance sheet for Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           Fiscal Period Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Periods in each fiscal year, the financial statements filed with the SEC for such Fiscal Period;

(c)           Reserved;

(d)           Forecasts.  As soon as available, but in any event no later than the later of forty-five (45) days after the end of each fiscal year of Borrower or five days following review and approval thereof by the Board of Directors (or similar entity) of Borrower, forecasts prepared by the management of Borrower, in form satisfactory to Administrative Agent and Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows for Borrower and its Subsidiaries for the immediately following fiscal year (including for the fiscal year immediately following the fiscal year in which the Working Capital Maturity Date and/or Floorplan Maturity Date occurs);

(e)           Borrowing Base Certificates.  As soon as available, but in any event no later than thirty (30) days after the end of each month (or more frequently during the continuance of an Event of Default, upon request of Administrative Agent), a Borrowing Base Certificate prepared as of the last day of such month; and

(f)            Monthly Reports.  No later than thirty (30) days after the last day of each month or more frequently during the continuance of an Event of Default if the Lender so requires with respect to each Borrower; (i) a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, (ii) accounts payable, aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more (iii) a detailed inventory report which includes a summary of Inventory by type with a supporting perpetual inventory report, a designation as to whether each such item of Inventory is subject to a lien other than that of the Administrative Agent, an inventory certification report, as at the end of such month, in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion.

SECTION 6.02          CERTIFICATES; OTHER INFORMATION.

To the extent not available publically on EDGAR, Borrower shall deliver to Administrative Agent a sufficient number of copies for Administrative Agent to deliver to each Lender (and, to the extent not also a Lender, Swing Line Lender and L/C Issuer), in form and detail satisfactory to Administrative Agent and Required Lenders:

(a)           Accountants’ Certificate.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that, in connection with their audit, nothing came to their attention that caused them to believe that Borrower failed to comply with the terms, covenants, provisions or conditions of Section 6.12, insofar as such terms, covenants, provisions or conditions relate to financial and accounting matters, but also noting that their audit was not directed primarily toward obtaining knowledge of or noncompliance with Section 6.12;

(b)           Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of Section 6.01, a duly completed Compliance Certificate signed by an appropriate Responsible Officer of Borrower;

(c)           Additional Accountant Reports.  Promptly after any request by Administrative Agent or any Lending Party, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary thereof, or any audit of any of them;

(d)           Equity Interest Holder Reports and Certain Public Filings.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the holders of Equity Interests of Borrower and copies of all annual, regular, periodic and special reports and registration statements that Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Administrative Agent pursuant hereto;

(e)           Debt Holder Reports.  Upon request from time to time of Administrative Agent, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement that are not otherwise required to be furnished to Administrative Agent and Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)            Materials from Governmental Authorities.  Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other correspondence received from any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of any Loan Party or any Subsidiary thereof; and

(g)           Additional Information.  Promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof or compliance with the terms of the Loan Documents, as Administrative Agent or any Lending Party may from time to time reasonably request.

SECTION 6.03          NOTICES.

Borrower shall promptly notify Administrative Agent and each Lender (and, to the extent not also a Lender, Swing Line Lender and L/C Issuer) of:

(a)           Defaults.  The occurrence of any Default;

(b)           Matters Involving a Material Adverse Effect.  Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter arising from:  (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c)           ERISA Events.  The occurrence of any ERISA Event;

(d)           Certain Acquisitions.  Any Acquisition, or the incurrence of any Contractual Obligations with respect to any Acquisition, by Borrower or any Subsidiary thereof, which notice shall identify the related Acquiree(s), the anticipated or actual closing date of such Acquisition and the aggregate cash and non-cash consideration (including assumption of Debt) to be paid or paid in connection with such Acquisition;

(e)           Certain Asset Sales.  Any Asset Sale, or the incurrence of any Contractual Obligations with respect to any Asset Sale, by Borrower or any Subsidiary thereof if the aggregate cash and non-cash consideration (including assumption of Debt) in connection with such Asset Sale is (or could reasonably be expected to become) $5,000,000 or more, which notice shall identify the related purchaser(s), the anticipated closing date of such Asset Sale and the aggregate cash and non-cash consideration (including assumption of Debt) to be paid in connection with such Asset Sale;

(f)            Swap Contracts.  Upon reasonable request from time to time of Administrative Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which any Loan Party is a party;

(g)           Labor Controversies.  Any material labor controversy resulting in or to Borrower’s knowledge threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party or any Subsidiary thereof; and

(h)           Financial Matters.  Any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrower (or the other applicable Person) has taken or proposes to take with respect thereto (if applicable).  Each notice given pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

SECTION 6.04          PAYMENT OF CERTAIN OBLIGATIONS.

Borrower shall and shall cause each of its Subsidiaries to pay and discharge prior to delinquency all material tax liabilities, assessments and governmental charges or levies upon their respective properties, unless the same are being contested in good faith by appropriate proceedings timely instituted and diligently conducted by the applicable Person and such Person has set aside adequate reserves, if any, on its financial statements in accordance with GAAP.

SECTION 6.05          PRESERVATION OF EXISTENCE, ETC.

Borrower shall and shall cause each of its Subsidiaries to:  (a) preserve, renew and maintain in full force and effect their respective legal existence and good standing under the Laws of the jurisdiction of their organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of their respective businesses, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of their respective registered patents, trademarks, trade names and service marks and other intellectual property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.06          MAINTENANCE OF PROPERTIES.

Borrower shall and shall cause each of its Subsidiaries to:  (a) maintain, preserve and protect all of their respective material properties and equipment necessary to the operation of their respective businesses in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof; in each of the foregoing clauses (a) and (b), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.07          MAINTENANCE OF INSURANCE.

(a)           Borrower shall at all times maintain insurance with insurers acceptable to Administrative Agent, in such amounts and on such terms (including deductibles) and against such risks as Administrative Agent in its sole discretion may require from time to time and including, as applicable and without limitation, business interruption insurance (including force majeure coverage), hazard coverage on an “all risks” basis for all tangible Collateral, theft and physical damage coverage for Collateral consisting of motor vehicles, commercial general liability and such other risks and in such amounts as the Administrative Agent may reasonably request.  All insurance policies must contain an appropriate lender’s interest endorsement or clause, and name Administrative Agent, on behalf of itself and Lenders as an additional insured.

(b)           Borrower shall provide to Administrative Agent, in a form and substance reasonably acceptable to Administrative Agent, endorsements to (i) all hazard and business interruption insurance naming Administrative Agent, on behalf of itself and Lenders as loss payee and (ii) all general liability and other liability policies naming Administrative Agent, on behalf of itself and Lenders as additional insured.

SECTION 6.08          COMPLIANCE WITH LAWS.

Borrower shall and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to them or to their respective properties or businesses, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings timely instituted and diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09          BOOKS AND RECORDS.

Borrower shall and shall cause each of its Subsidiaries to:  (a) maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving their respective properties and businesses; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over them, as the case may be.

SECTION 6.10          INSPECTION RIGHTS.

(a)           Borrower shall and shall cause each of its Subsidiaries to permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of their respective properties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, members, managers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided that, when an Event of Default exists, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice and as many times as Administrative Agent or any Lender may require.

(b)           Borrower shall and shall cause each of its Subsidiaries to permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of their respective properties, to examine and inspect any Collateral, Inventory or any other property of the Borrower at any time during ordinary business hours.

SECTION 6.11          USE OF PROCEEDS.

Borrower shall use the proceeds of the Working Capital Borrowings solely:  (a) on the Closing Date, to repay in full all Debt outstanding under or in respect of the Existing Facilities to be Paid Off; (b) to pay the costs associated with preparing and closing this Credit Agreement; and (c) otherwise, for working capital and general corporate purposes not in contravention of any Law or of any Loan Document.  Borrower shall use the proceeds of the Floorplan Borrowings solely to provide working capital to finance Inventory and Equipment held by a Loan Party for sale or lease to others.

SECTION 6.12          FINANCIAL COVENANTS.

(a)           Consolidated Leverage Ratio.  Borrower shall maintain, as at the end of each Fiscal Period ending after the Closing Date, a Consolidated Leverage Ratio not greater than 2.50 : 1.00.

(b)           Consolidated Fixed Charge Coverage Ratio.  Borrower shall maintain, as at the end of each Fiscal Period ending after the Closing Date, a Consolidated Fixed Charge Coverage Ratio not less than 1.25 : 1.00 for the then trailing twelve month period.

SECTION 6.13     COLLATERAL VALUATIONS; COLLATERAL AUDITS.

(a)           Borrower shall and shall cause each of its Subsidiaries to permit Administrative Agent to obtain appraisals or other valuations of Collateral from time to time, in form and substance acceptable to

Administrative Agent and at Borrower’s expense; provided as of the Closing Date, Administrative Agent or a third party designated by Administrative Agent shall conduct at least an annual collateral exam once each calendar year and inventory inspections no less than each quarter.

(b)           Borrower shall and shall cause each of its Subsidiaries to permit representatives and independent contractors of Administrative Agent to audit and examine their books, records, journals, orders, receipts and any correspondence and other data relating to the Collateral or the business of Borrower and its Subsidiaries.

SECTION 6.14          FURTHER ASSURANCES.

Promptly upon the written request by Administrative Agent or Required Lenders, Borrower shall and shall cause each of its Subsidiaries to take such further acts (including the acknowledgement, execution, delivery, recordation, filing and registering of documents) as may reasonably be required from time to time to:  (a) carry out more effectively the purposes of this Agreement or any other Loan Document; (b) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents or any other properties, rights or interests (including real property) acquired by Borrower or any Subsidiary thereof following the Closing Date; (c) perfect and maintain the validity, effectiveness and priority of the Liens created or intended to be created by any of the Loan Documents; and (d) better assure, convey, grant, assign, transfer, preserve, protect and confirm to Administrative Agent and Lending Parties the rights, remedies and privileges existing or granted or now or hereafter intended to be granted to such Persons under any Loan Document or other document executed in connection therewith.  Without limiting the generality of the foregoing, Borrower hereby agrees that: (A) within ten (10) Business Days after any Person becomes a Subsidiary of Borrower following the Closing Date, Borrower shall cause such Subsidiary to (1) enter into a Joinder Agreement or otherwise deliver a Guaranty; and (2) enter into such Collateral Documents as shall be required by Administrative Agent so as to create, perfect and protect a Lien in favor of Administrative Agent in all of the properties of such Person which constitute Collateral; (B) within thirty (30) days after any Person becomes a Foreign Subsidiary following the Closing Date, Borrower shall cause each Loan Party owning Equity Interests therein to pledge 100% of the non-voting and 65% of the voting Equity Interests therein pursuant to a Foreign Pledge Agreement, in form and substance satisfactory to the Administrative Agent and (C) in connection with the matters described in clauses (A) and (B) above, Borrower shall deliver or cause to be delivered to the Administrative Agent, such opinions, certificates and other documents as the Administrative Agent shall require.

SECTION 6.15     LANDLORDS’ AGREEMENTS, MORTGAGEE AGREEMENTS, BAILEE LETTERS; REAL ESTATE PURCHASES.

Within 30 days of the Closing Date, Borrower shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to 90% of Borrower’s locations or for locations where not less that 90% of the Collateral which is Equipment and Inventory is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance acceptable to Administrative Agent.  As to any location for which a waiver is not delivered pursuant to the preceding sentence, Borrower shall use its commercially reasonable best efforts to obtain such waivers, in the form and substance set forth in the preceding sentence, for each other location where Collateral is stored or located.  With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if Administrative Agent has not received a landlord or mortgagee agreement or bailee letter as of 30 days after the Closing Date (or, if later, as of the date such location is acquired or leased), Borrowers’ Collateral at that location shall, in Administrative Agent and Required Lender’s discretion, be excluded from the Floorplan Borrowing Base or Working Capital Borrowing Base, as applicable, or be subject to such reserves as may be established by Administrative Agent and Required Lender in their s reasonable credit judgment (which exclusion shall be the sole remedy for failure to meet Borrower’s obligations under this Section 6.15).

SECTION 6.16     CONTROL AGREEMENTS.

Within 60 days of the Closing Date, Borrower shall obtain a control agreement in favor of Administrative Agent and in form and substance acceptable to Administrative Agent with respect to 80% of the bank accounts maintained by Borrower.  As to any bank account for which a control agreement is not delivered pursuant to the preceding sentence or for bank accounts opened by Borrower after the Closing Date, Borrower shall use its commercially reasonable best efforts to obtain such control agreements, in form and substance to Administrative Agent.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than unasserted contingent indemnification obligations and other hedging obligations not related to this Credit Facility) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding, Borrower shall not and shall not permit any Subsidiary of Borrower directly or indirectly to:

SECTION 7.01          LIENS.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following (collectively, “Permitted Liens”):

(a)           any Lien created under any Loan Document;

(b)           any Lien existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that:  (i) the property covered thereby is not changed; (ii) the amount secured or benefited thereby is not increased; (iii) the direct or any contingent obligor with respect thereto is not changed; and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           any Lien for tax liabilities, assessments and governmental charges or levies not yet due or to the extent that non-payment thereof is permitted by Section 6.04; provided that no notice of lien has been filed or recorded under the Code;

(d)           any landlord’s, grower’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Lien arising in the ordinary course of business that is not overdue for a period of more than thirty days or that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any, in accordance with GAAP are set aside on the financial statements of the applicable Person;

(e)           any pledge or deposit in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            any deposit to secure the performance of bids, trade contracts or leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g)           any lease, sublease, easement, right-of-way, encroachment, restriction or other similar encumbrance affecting real property that, when aggregated with all other such Liens, is not substantial in amount, and that does not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           any Lien securing a judgment for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment;

(i)            any Lien existing on any property prior to the acquisition thereof by Borrower or any Subsidiary thereof or existing on any property of any Person that becomes a Subsidiary of Borrower after the date hereof prior to the time such Person becomes a Subsidiary of Borrower; provided that:  (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Borrower, as the case may be; (ii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary thereof; and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Borrower, as the case may be;

(j)            any Lien securing obligations in respect of a capital lease on the assets subject to such lease; provided that such capital lease is otherwise permitted hereunder;

(k)           any Lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that:  (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower or any Subsidiary thereof in excess of those set forth by regulations promulgated by the FRB; and (ii) such deposit account is not intended by Borrower or any Subsidiary thereof to provide collateral to the depository institution;

(l)            any Lien securing Debt permitted under:  (i) Section 7.03(c) (but only to the extent a Lien is otherwise permitted hereunder for the underlying Debt); or (ii) Section 7.03(d);

(m)          the right of a licensee under a license agreement entered into by Borrower or any Subsidiary thereof, as licensor, in the ordinary course of business for the use of intellectual property or other intangible assets of Borrower or any such Subsidiary; provided that, in the case of any such license granted by Borrower or any such Subsidiary on an exclusive basis:  (i) such Person shall have determined in its reasonable business judgment that such intellectual property or other intangible assets are no longer useful in the ordinary course of business; (ii) such license is for the use of intellectual property or other intangible assets in geographic regions in which Borrower or any Subsidiary thereof does not have material operations or in connection with the exploitation of any product not then produced or planned to be produced by Borrower or any Subsidiary thereof; (iii) such license is granted in connection with a transaction otherwise permitted by this Agreement in which a third party acquires the right to manufacture or sell any product covered by such intellectual property or other intangible assets from Borrower or such Subsidiary; provided further that, in the case of clauses (ii) and (iii) of this subsection (m), Borrower or such Subsidiary has determined that it is in its best economic interest to grant such license, or (iv) such license is for use in connection with financing provided for the benefit of Borrower’s or its Subsidiaries’ customers;

(n)           any Lien securing Debt permitted under Section 7.03(f)(iii); provided that:  (i) any such Lien does not at any time encumber any property other than the property financed by the related Debt and the related products and proceeds thereof; and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition thereof;

(o)           any Lien securing Permitted Shortline Debt;

(p)           any Lien securing Permitted Subordinated Debt; and

(q)           any Lien securing Permitted Floorplan Debt.

SECTION 7.02          INVESTMENTS.

Make any Investments, except:

(a)           Investments in cash and Cash Equivalents; provided that the aggregate amount thereof outstanding at any time shall not exceed $10,000,000.00, unless the excess thereof is deposited with Administrative Agent or invested in cash or other Cash Equivalents for which Borrower or such Subsidiary shall have provided evidence satisfactory to Administrative Agent that Administrative Agent shall have a perfected, first priority security interest in such Collateral;

(b)           Investments arising from transactions by Borrower or any Subsidiary thereof with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(c)           advances to officers, directors, employees, shareholders, partners or members of Borrower or any Subsidiary thereof for travel, entertainment, relocation and analogous ordinary business purposes in a maximum aggregate amount at any time outstanding not to exceed $500,000.

(d)           (i) Investments of Borrower in any Subsidiary Guarantor; (ii) Investments of any Subsidiary Guarantor in any other Subsidiary Guarantor; (iii) Investments of any Subsidiary in Borrower; (iv) Investments of Borrower or any wholly-owned Subsidiary thereof consisting of Equity Interests disclosed on Schedule 5.16; and (v) Investments permitted under Section 7.03(k).

(e)           any Permitted Acquisition;

(f)            Investments made for the benefit of employees of Borrower or any Subsidiary thereof for the purposes of deferred compensation;

(g)           Guarantees permitted by Section 7.03(c);

(h)           Investments consisting of Swap Contracts permitted by Section 7.03(d);

(i)            Investments consisting of Capital Expenditures permitted by Section 7.07;

(j)            Investments existing on the date hereof listed on Schedule 7.02; and

(k)           Other investments in an aggregate amount outstanding at any time not to exceed $10,000,000.

SECTION 7.03          DEBT.

Create, incur, assume or suffer to exist any Debt, except:

(a)           Debt under the Loan Documents;

(b)           Debt outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that:  (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(c)           Guarantees by Borrower or any Subsidiary thereof of Debt (other than Debt under the Loan Documents) otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary thereof;

(d)           Swap Contracts solely to the extent such Swap Contracts:  (i) are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; and (ii) do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           (i) without duplication, existing unsecured Debt, or secured to the extent permitted under Section 7.01(i), of an Acquiree outstanding at the time of the Acquisition of such Acquiree otherwise permitted under Section 7.02(e); provided that such Debt is not created in contemplation of or in connection with such Acquisition or such Person becoming a Subsidiary, as the case may be; and (ii) without duplication, unsecured Debt incurred by Borrower or any Subsidiary thereof in connection with any Acquisition otherwise permitted under Section 7.02(e), consisting of Debt owed to the seller(s) in a Permitted Acquisition representing the deferred purchase price for such Acquisition;

(f)            Debt in respect of:  (i) capital leases; (ii) Synthetic Lease Obligations; and (iii) purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(n);

(g)           Permitted Shortline Debt;

(h)           Permitted Subordinated Debt;

(i)            Debt subject to an Intercreditor Agreement acceptable to Administrative Agent and which is (i) a floorplan facility from CNH Capital America, LLC and (ii) floorplan facility from Agricredit Acceptance, LLC not to exceed $125 million (or a replacement thereof).

(j)            Debt in respect of:  (i) workers’ compensation claims or obligations in respect of health, disability or other employee benefits; (ii) property, casualty or liability insurance or self-insurance; (iii) completion, bid, performance, appeal or surety bonds issued for the account of Borrower or any Subsidiary thereof; or (iv) bankers’ acceptances and other similar obligations not constituting Debt for borrowed money; in each of the foregoing cases, to the extent incurred in the ordinary course of business;

(k)           Intercompany Debt of the Borrower or any Subsidiary owing to and held by the Borrower or any Subsidiary; provided that (i) if the Borrower or any Subsidiary Guarantor is the obligor on such Debt and any Subsidiary (other than a Subsidiary Guarantor) is the obligee thereof, such Debt must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations (including, with respect to any Subsidiary Guarantor, its obligations under Section 10.14, and (ii) Debt owed to the Borrower or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note pledged to the Administrative Agent under the applicable Collateral Document;

(l)            Unsecured Debt not otherwise permitted under subsections (a) through (f) inclusive of this Section 7.03 in an aggregate outstanding principal amount not in excess of $5,000,000 but only to the extent the incurrence or maintenance of such Debt would not otherwise result in an Event of Default; or

(m)          Guarantees in connection with private label credit cards of the Borrower’s customers and lease residuals in an aggregate amount not to exceed $5,000,0000.

SECTION 7.04          FUNDAMENTAL CHANGES.

(a)           Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto regardless of geographic location; or

(b)           Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)            any Subsidiary of Borrower may merge with:  (A) Borrower, provided that Borrower shall be the continuing or surviving Person; or (B) any one or more other Subsidiaries of Borrower, provided that, when any wholly-owned Subsidiary of Borrower is merging with another Subsidiary of Borrower, the wholly-owned Subsidiary of Borrower shall be the continuing or surviving Person;

(ii)           any Subsidiary of Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary of Borrower; provided that if the transferor in such a transaction is a wholly-owned Subsidiary of Borrower, then the transferee must either be Borrower or a wholly-owned Subsidiary of Borrower; and

(iii)          Borrower or any Subsidiary thereof may consummate any Acquisition permitted under Section 7.02(e); or

(c)           With respect to any Debt where the total amount of such Debt exceeds $5,000,000.00 (as to such Debt and not in the aggregate), other than Debt arising under the Loan Documents or in connection with buyback obligations of equipment in the ordinary course of business and other than with respect to Permitted Shortline Debt and Permitted Floorplan Debt (unless otherwise provided in any Subordination Agreement or Intercreditor Agreement applicable thereto), (i) make any voluntary, optional payment or prepayment on account of, or optional redemption or acquisition for value of any portion of, any such Debt, provided that in the case of Debt permitted under Section 7.03(e), any such payments or prepayments may be made on such Debt within 90 days after the closing of the related Acquisition; or (ii) otherwise agree to amend, modify or otherwise alter: (A) the payment terms (including any provisions regarding interest rates, principal or interest payment or prepayment amounts, total principal amounts or similar or related terms and provisions) of or subordination provisions respecting any such Debt (including Permitted Subordinated Debt); or (B) any other provision of such Debt (including Permitted Subordinated Debt) except to the extent that:  (1) no Default exists at the time or results by virtue of any such amendment, modification or other alteration; or (2) such amendment, modification or other alternation could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.05          DISPOSITIONS.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of used, obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and the abandonment or other Disposition of intellectual property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Borrower and its Subsidiaries, taken as a whole;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that:  (i) such property is exchanged for credit against the purchase price of similar replacement property; or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by Borrower or any Subsidiary thereof to Borrower or to a wholly-owned Subsidiary of Borrower; provided that, if the transferor of such property is a Guarantor, the transferee thereof must be Borrower or a Guarantor;

(e)           Dispositions permitted by Section 7.04(b)(i) or Section 7.04(b)(ii), or Dispositions of Investments permitted under Section 7.02(j) or under Section 7.02(k);

(f)            Dispositions consisting of sale and leaseback transactions which (i) are completed on arms-length terms, (ii) for fair market value and (iii) do not exceed $10,000,0000 for a transaction or series of related transactions, or $20,000,000 in the aggregate in a calendar year;

(g)           (i) the unwinding of any Swap Contract; (ii) to the extent permitted hereunder, Restricted Payments; and (iii) to the extent permitted hereunder and otherwise constituting Dispositions, Investments;

(h)           Dispositions of cash and Cash Equivalents; and

(i)            Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

provided that any Disposition pursuant to any of the foregoing subsections of this Section 7.05 shall be for not less than fair market value.

SECTION 7.06          RESTRICTED PAYMENTS.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:  (a) each Subsidiary may make Restricted Payments to Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests); (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; (c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common Equity Interests or warrants or options to acquire any such common Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests; (d) so long as no Default or Event of Default exists prior to or immediately following such action or otherwise results from such action, Borrower may declare or pay cash dividends to its holders of Equity Interests in an amount not to exceed 50% of Consolidated Net Income for the then trailing four (4) quarters; and (e) in lieu of issuing stock to participants in the Borrower’s restricted stock plan, pay the associated tax liability with other stock issued.

SECTION 7.07          CAPITAL EXPENDITURES.

Make (whether in one transaction or a series of transactions) Capital Expenditures in an aggregate amount for Borrower and its Subsidiaries in excess of:  (a) $9,000,000 for the period from the Closing Date through the end of the fiscal year 2011; and (b) with respect to any fiscal year thereafter, $18,000,000; provided that the amount of Capital Expenditures permitted to be made by Borrower and its Subsidiaries hereunder during any fiscal year commencing with fiscal year 2011 shall be subject to increase by an amount equal to the lesser of:  (i) the difference between the maximum amount of Capital Expenditures permitted for the previous fiscal year (without giving effect to any increase thereto by virtue of this proviso) and the aggregate amount of all Capital Expenditures actually made during such previous fiscal year and (ii) $5,000,000.

SECTION 7.08          TRANSACTIONS WITH AFFILIATES.

Enter into any transaction of any kind with any Affiliate of Borrower, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or a Subsidiary of Borrower as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:  (a) transactions between or among Borrower and any Guarantor or between or among Guarantors; (b) Restricted Payments permitted hereunder; and (c) Guarantees permitted by Section 7.03(c).

SECTION 7.09          BURDENSOME AGREEMENTS.

Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:  (a) limits the ability:  (i) of any Subsidiary of Borrower to make Restricted Payments to Borrower or to otherwise transfer property to Borrower; (ii) of any Subsidiary of Borrower to Guarantee the Debt of Borrower; or (iii) of Borrower or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided that this subclause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 7.03(b), Section 7.03(e), Section 7.03(g), Section 7.03(h) and Section 7.03(f) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Debt; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 7.10          USE OF PROCEEDS.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 7.11          CERTAIN GOVERNMENTAL REGULATIONS.

Borrower will not, and will not permit any Subsidiary to, (a) be or become subject at any time to any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Lender or the L/C Issuer at any time to enable such Lender or the L/C Issuer to verify any Loan Party’s identity or to comply with any applicable law or regulation, including Section 326 of the Act.

SECTION 7.12          AMENDMENT OF MATERIAL DOCUMENTS.

Borrower will not, and will not permit any of the Subsidiaries to, amend, modify or waive any of its rights under (a) any material agreements, contracts or licenses or (b) its Organizational documents, other than in each case amendments, modifications or waivers that could not reasonably be expected to materially adversely affect the Administrative Agent or the Lender Parties; provided to the extent requested by the Administrative Agent for time to time, the Borrower shall deliver or cause to be delivered to the Administrative Agent and each Lender a copy of each such amendment, modification or waiver promptly after the execution and delivery thereof.

SECTION 7.13          DISQUALIFIED EQUITY INTERESTS.

Borrower will not, and will not permit any Subsidiary to, (a) issue any Disqualified Equity Interests, or (b) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of Borrower or any Subsidiary, except as permitted under Section 7.06.

SECTION 7.14          TRANSPORTATION SOLUTIONS.

Transportation Solutions shall not own any assets other than assets used for or incidental to providing transportation services to the Loan Parties, including, without limitation, the assets set forth on Schedule 7.13 hereto.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01          EVENTS OF DEFAULT.

Each of the following shall constitute an event of default hereunder (each, an “Event of Default”):

(a)           Non-Payment.  Borrower or any other Loan Party fails to pay:  (i) within five Business Days when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation; (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder; or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, Section 6.02, Section 6.03, Section 6.05, Section 6.10, Section 6.11, Section 6.12 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty; or

(c)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(d)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), Section 8.01(b) or Section 8.01(c)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days; or

(e)           Cross-Default.  (i) Borrower or any Subsidiary thereof:  (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after giving affect to any cure period or waivers with respect thereto) in respect of any Debt (other than Debt hereunder and Debt under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (B) fails to observe or perform (within the cure period applicable thereto and any waivers with respect thereto) any other agreement or condition relating to any such other Debt or contained in any document evidencing, securing or relating to any of the foregoing, or any other default or event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from:  (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract); or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or any such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof:  (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case:  (A) enforcement proceedings are commenced by any creditor upon such judgment or order; or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)           Liens. Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Document, except (a) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (b) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement; or

(l)            Change of Control.  There occurs a Change of Control.

SECTION 8.02         REMEDIES UPON EVENT OF DEFAULT.

If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:

(a)           Termination of Commitments, Etc.  Declare, by written notice to Borrower, the commitment of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           Acceleration of Obligations.  Declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)           Cash Collateralization of L/C Obligations.  Require that Borrower Cash Collateralize the L/C Obligations in an amount equal to 102.00% of the then Outstanding Amount thereof; and

(d)           Exercise of Rights and Remedies.  Exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Bankruptcy Law, the obligation of each Lender to make Loans and any obligation of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations in an amount equal to 102.00% of the then Outstanding Amount thereof shall automatically become effective, in each case, without further act of Administrative Agent or any Lender.

SECTION 8.03         APPLICATION OF FUNDS.

Following the occurrence of an Event of Default or any exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order (on a pro rata basis within each level of priority):

(a)           First, to pay all costs and expenses incident to the enforcement of the Loan Documents or otherwise owing to Administrative Agent hereunder, including all attorneys’ fees and costs and all compensation to any agents, sub-agents and contractors of Administrative Agent and Lending Parties;

(b)           Second, to pay all accrued but unpaid interest on the Loans and L/C Obligations and all accrued but unpaid letter of credit and commitment fees hereunder;

(c)           Third:  (i) to pay the Total Outstandings, the Outstanding Amount of all Swing Line Loans; (ii) to Cash Collateralize all L/C Obligations up to the Outstanding Amount thereof; (iii) to pay all treasury management obligations owing to Administrative Agent and (iv) to pay the total amount of Swap Obligations;

(d)           Fourth, to pay all other Obligations; and

(e)           Fifth, to pay the remainder, if any, to Borrower or to whomever may be lawfully entitled to receive such remainder.

Notwithstanding anything to the contrary contained in this Section 8.03:  (i) Cash Collateral for Eurodollar Rate Loans shall be applied on the maturity date of their respective Interest Periods to repay such Eurodollar Rate Loans; and (ii) subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Third of this Section 8.03 shall be applied to satisfy drawings under such Letters of Credit as they occur; if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth in this Section 8.03.

ARTICLE IX
ADMINISTRATIVE AGENT

SECTION 9.01         APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

Each Lending Party hereby irrevocably appoints Wells Fargo to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of Administrative Agent and Lending Parties, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02         RIGHTS AS A LENDER.

If the Person serving as Administrative Agent hereunder is also “Swing Line Lender,” “L/C Issuer” or a “Lender,” such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not Administrative Agent.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if such Person were not Administrative Agent hereunder and without any duty to account therefor to any other Lending Party.

SECTION 9.03         EXCULPATORY PROVISIONS.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Administrative Agent:

(a)           No Fiduciary Duties.  Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           No Obligations Regarding Certain Actions.  Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Documents, Swing Line Lender or L/C Issuer, as applicable; provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           Disclosure Obligations.  Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(d)           Limitation on Liability.  Shall not be liable for any action taken or not taken by it:  (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.02 and Section 10.01); or (ii) in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default, unless and until Borrower, a Loan Party, or a Lending Party provides written notice to Administrative Agent describing such Default.  Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:  (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

SECTION 9.04         RELIANCE BY ADMINISTRATIVE AGENT.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a specified Lending Party, Administrative Agent may presume that such condition is satisfactory to such Lending Party, unless Administrative Agent shall have received notice to the contrary from such Lending Party prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05         DELEGATION OF DUTIES.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents it appoints.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as Administrative Agent.  The Administrative Agent shall not be liable for the actions or inactions of any sub-agent

SECTION 9.06         RESIGNATION OF ADMINISTRATIVE AGENT.

Administrative Agent may at any time give notice of its resignation to Lending Parties and Borrower.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, with, unless an Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lending Parties, appoint a successor Administrative Agent meeting the qualifications set forth in this Section 9.06; provided that, if Administrative Agent shall notify Lending Parties and Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents solely in its capacity as Administrative Agent (except that in the case of any collateral security held by Administrative Agent on behalf of any Lending Party under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor

Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lending Party directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents solely in its capacity as Administrative Agent (if not already discharged therefrom as provided in this Section 9.06).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder:  (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender; (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit and (iv) the successor Swing Line Lender shall purchase the outstanding Swing Lines Loans of the resigning Swing Line Lender at par.

SECTION 9.07         NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

Each Lending Party acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lending Party also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08         NO OTHER DUTIES, ETC.

Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a “Co-Documentation Agent,” “Co-Agent,” “Book Manager,” “Book Runner,” “Arranger,” “Lead Arranger,” “Co-Lead Arranger” or “Co-Arranger,” if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than in such Person’s capacity as:  (a) Administrative Agent, a Lender, Swing Line Lender or L/C Issuer hereunder; and (b) an Indemnitee hereunder.

SECTION 9.09         ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:  (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lending Parties and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lending Parties and Administrative Agent and their respective agents and counsel and all other amounts due Lending Parties and Administrative Agent under Sections 2.03(i), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lending Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lending Parties, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2.09 and Section 10.04.  Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lending Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lending Party or to authorize Administrative Agent to vote in respect of the claim of any Lending Party in any such proceeding.

SECTION 9.10         GUARANTY MATTERS

Each Lending Party hereby:  (a) irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (b) agrees that, upon request by Administrative Agent at any time, it will confirm in writing Administrative Agent’s authority to release any such Guarantor pursuant to this Section 9.10.

SECTION 9.11         COLLATERAL MATTERS

(a)           Directions by Lending Parties.  Each Lending Party hereby, irrevocably authorizes and directs Administrative Agent:  (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents; (iii) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document:  (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than unasserted contingent indemnification obligations); (B) that is sold or to be sold as part of or in connection with any Asset Sale or other Disposition permitted hereunder or under any other Loan Document; (C) subject to Section 10.01, if approved, authorized or ratified in writing by Required Lenders; or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.  Upon request by Administrative Agent at any time, each Lending Party will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.11.

(b)           Certain Actions by Administrative Agent.  Subject to Section 9.11(a)(iii) and Section 9.11(a)(iv), Administrative Agent shall (and is hereby irrevocably authorized by each Lending Party to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Administrative Agent herein or pursuant hereto upon the applicable Collateral; provided that:  (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c)           No Obligations Regarding Certain Actions.  Administrative Agent shall have no obligation whatsoever to any Lending Party or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.11 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders, as Swing Line Lender and as L/C Issuer.

(d)           Appointment of Lending Parties as Agents.  Each Lending Party hereby appoints each other such Person as agent for the purpose of perfecting Administrative Agent’s or such Person’s security interest in assets that, in accordance with Article 9 or Division 9 (as applicable) of the Uniform Commercial Code, can be perfected only by possession.  Should any such Person (other than Administrative Agent) obtain possession of any such Collateral, such Person shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01       AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders (or Administrative Agent at the written request of Required Lenders) and Borrower or the applicable Loan Party, as the case may be, with receipt acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           Matters Involving Each Working Capital Lender.  Unless in writing and signed by Borrower, with receipt acknowledged by Administrative Agent, do any of the following:

(i)            increase, or extend the expiry of, the Working Capital Commitment of any Working Capital Lender without the written consent of such Working Capital Lender, or increase or extend the Swing Line Sublimit (or reinstate any such Commitment or the Swing Line Sublimit to the extent terminated pursuant to Section 8.02) without the written consent of all Working Capital Lenders; or

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Working Capital Lender hereunder or under any other Loan Document, including any prepayments specified under Section 2.05, or reduce the amount due to any Working Capital Lender on any such date, in each case without the written consent of such Working Capital Lender; or

(iii)          reduce the principal of, or the rate of interest or commitment fee specified herein on, any Working Capital Loan or any Working Capital Commitment or other amounts payable to any Working Capital Lender hereunder or under any other Loan Document, in each case without the written consent of such Working Capital Lender; or

(iv)          amend any provision herein providing for consent or other action by all Working Capital Lenders, without the written consent of all Working Capital Lenders; or

(v)           amend the definition of or “Working Capital Maturity Date” contained in Section 1.01 without the written consent of Working Capital Lenders holding in excess of 50% of the Aggregate Working Capital Commitments, provided that the amended definition of “Working Capital Maturity Date” shall not extend the Working Capital Commitment of any Working Capital Lender not consenting to the amended definition; or

(vi)          amend the definition of “Required Working Capital Lenders” contained in Section 1.01 without the written consent of all Working Capital Lenders; and

(b)           Matters Involving Each Floorplan Lender.  Unless in writing and signed by Borrower, with receipt acknowledged by Administrative Agent, do any of the following:

(i)            increase, or extend the expiry of, the Floorplan Commitment of any Floorplan Lender (or reinstate any such Commitment to the extent terminated pursuant to Section 8.02) without the written consent of such Floorplan Lender; or

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Floorplan Lender hereunder or under any other Loan Document, including any prepayments and scheduled reductions specified under Sections 2.05, 2.06(b) and 2.06(c), or reduce the amount due to any Floorplan Lender on any such date, in each case without the written consent of such Floorplan Lender; or

(iii)          reduce the principal of, or the rate of interest or commitment fee specified herein on, any Floorplan Loan or any Floorplan Commitment or other amounts payable to any Floorplan Lender hereunder or under any other Loan Document, in each case without the written consent of such Floorplan Lender; or

(iv)          amend any provision herein providing for consent or other action by all Floorplan Lenders, without the written consent of all Floorplan Lenders;

(v)           amend the definition of “Floorplan Maturity Date” contained in Section 1.01 without the written consent of Floorplan Lenders holding in excess of 50% of the Aggregate Floorplan Commitments, provided that the amended definition of “Floorplan Maturity Date” shall not extend the Floorplan Commitment of any Floorplan Lender not consenting to the amended definition; or

(v)           amend the definition of “Required Floorplan Lenders” contained in Section 1.01 without the written consent of all Floorplan Lenders; and

(c)           Matters Involving Required Working Capital Lenders.  No such waiver, amendment or consent to any representation, warranty, covenant, Event of Default or other provision of any Loan Document shall be effective for purposes of Section 4.02 with respect to the making of Working Capital Loans, Swing Line Loans or L/C Credit Extensions after the Closing Date unless in writing and signed by Required Working Capital Lenders and Borrower, with receipt acknowledged by Administrative Agent;

(d)           Matters Involving Required Floorplan Lenders.  No such waiver, amendment or consent to any representation, warranty, covenant, Event of Default or other provision of any Loan Document shall be effective for purposes of Section 4.02 with respect to the making of Floorplan Loans after the Closing Date unless in writing and signed by Required Floorplan Lenders and Borrower, with receipt acknowledged by Administrative Agent;

(e)           Matters Involving Specific Lenders.  Unless in writing and signed by Required Working Capital Lenders, Required Floorplan Lenders and Borrower, with receipt acknowledged by Administrative Agent, amend or waive any of the terms and provisions contained in Section 2.05, it being understood that any waiver, amendment or consent to Section 2.05 shall also be subject to subsections (a) and (b) of this Section 10.01, if applicable;

(f)            Matters Involving All Lenders.  Unless in writing and signed by all Lenders and Borrower, with receipt acknowledged by Administrative Agent, do any of the following:

(i)            amend this Section 10.01, or Section 2.13, or any provision herein providing for consent or other action by all Lenders; or

(ii)           release all or a substantial portion of the Collateral, except as otherwise expressly provided herein or in any of the Collateral Documents, or amend the definition of the obligations secured by any of the Collateral Documents; or

(iii)          except as contemplated by Section 2.14, increase the Aggregate Commitments;

(iv)          release or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Loan Documents;

(v)           amend the definition of “Required Lenders” contained in Section 1.01;

(vi)          amend the definition of “Supermajority Floorplan Lenders” contained in Section 1.01; or

(vii)         amend the definition of “Supermajority Working Capital Lenders” contained in Section 1.01;

(g)           Matters Involving Supermajority Floorplan Lenders.  Unless in writing and signed by Supermajority Floorplan Lenders and Borrower, with receipt acknowledged by Administrative Agent, (i) increase any advance rate set forth in the Floorplan Borrowing Base or (ii) amend or waive any of the terms and provisions contained in Section 8.03;

(h)           Matters Involving Supermajority Working Capital Lenders.  Unless in writing and signed by Supermajority Working Capital Lenders and Borrower, with receipt acknowledged by Administrative Agent, (i) increase any advance rate set forth in the Working Capital Borrowing Base or (ii) amend or waive any of the terms and provisions contained in Section 8.03;

provided further that:  (i) no amendment, waiver or consent shall, unless in writing and signed by L/C Issuer in addition to such Lenders as are otherwise required by this Section 10.01, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to such Lenders as are otherwise required by this Section 10.01, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to such Lenders as are otherwise required by this Section 10.01, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter and the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and Notwithstanding anything to the contrary herein, no Lender who is at the time a Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 10.02       NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telefacsimile transmission or sent by approved electronic communication in accordance with Section 10.02(b), and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to Borrower, any Guarantor, Administrative Agent, L/C Issuer or Swing Line Lender, to the address, telefacsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any Lender, to the address, telefacsimile number, e-mail address or telephone number specified in its Administrative Detail Form.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by telefacsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.02(b) shall be effective as provided in such subsection (b).

(b)           Electronic Communications.

(i)            Each Lending Party agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lending Party pursuant to Article II if such Lending Party has notified Administrative Agent that it is incapable of receiving notices under Article II by electronic communication; provided further that, as of the date hereof, each Lending Party who is a party hereto confirms that it is capable of receiving notices under Article II by electronic communication.  In furtherance of the foregoing, each Lending Party hereby agrees to notify Administrative Agent in writing, on or before the date such Lending Party becomes a party to this Agreement, of such Lending Party’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lending Party).  Each of Administrative Agent and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes:  (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           Borrower hereby acknowledges that:  (A) Administrative Agent may make available to Lending Parties Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, the Electronic Platform is provided and used on an “AS IS,” “AS AVAILABLE” basis; and (C) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform.  ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

Each Lending Party hereby agrees that notice to it in accordance with Section 10.02(b)(i) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lending Party of such Specified Materials.

EACH LENDING PARTY:  (1) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY LOAN PARTY OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (2) CONFIRMS THAT:  (I) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (II) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (III) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE DETAIL FORM A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

(c)           Change of Address, Etc.  Borrower, Administrative Agent, Swing Line Lender and L/C Issuer may change their respective address(es), telefacsimile number(s), telephone number(s) or

e-mail address(es) for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address(es), telefacsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to Borrower, Administrative Agent, Swing Line Lender and L/C Issuer.

(d)           Reliance by Administrative Agent and Lending Parties.  Administrative Agent and Lending Parties shall be entitled to rely and act upon any notices (including telephonic or electronically delivered Requests for Credit Extension) purportedly given by or on behalf of Borrower even if:  (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify Administrative Agent and each Lending Party and their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03       NO WAIVER; CUMULATIVE REMEDIES.

No failure by Administrative Agent or any Lending Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.04       EXPENSES; INDEMNITY; DAMAGE WAIVER.

(a)           Costs and Expenses.  Borrower shall pay:  (i) all reasonable out-of-pocket expenses incurred by Administrative Agent, Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses incurred by Administrative Agent or any Lending Party (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lending Party), and shall pay all fees and time charges for attorneys, who may be employees of Administrative Agent or any Lending Party, in connection with the enforcement or protection of its rights:  (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04; or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing) in respect of such Loans or Letters of Credit.

(b)           Indemnification by Borrower.  Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of:  (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower, any Subsidiary thereof or any other Loan Party, or any Environmental Claim or Environmental Liability related in any way to Borrower, any Subsidiary thereof or any other Loan Party; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any Subsidiary thereof or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  If Borrower for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or Section 10.04(b) to Administrative Agent (or any sub-agent thereof), Swing Line Lender, L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Swing Line Lender, L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (based on its Percentage Shares (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Swing Line Lender, L/C Issuer or any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Swing Line Lender or L/C Issuer in connection with such capacity.  The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section 10.04 shall be payable not later than three Business Days after demand therefor.

(f)            Survival.  The agreements in this Section 10.04 shall survive the resignation of Administrative Agent, Swing Line Lender and L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 10.05       MARSHALLING; PAYMENTS SET ASIDE.

Neither Administrative Agent nor any other Lending Party shall be under any obligation to marshal any asset in favor of Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lending Party, or Administrative Agent or any Lending Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any Lending Party in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then:  (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lending Party severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.  The obligations of each Lending Party under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 10.06       SUCCESSORS AND ASSIGNS.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lending Party, and neither Swing Line Lender nor any Lender may assign or otherwise transfer any of its rights or obligations hereunder except:  (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06; (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and each Lending Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Swing Line Lender or any Lender.  Swing Line Lender or any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans, as applicable) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if any Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Swing Line Lender or Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if a “trade date” is specified in the Assignment and Assumption, as of such trade date, shall not be less than $5,000,000.00 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by Administrative Agent, L/C Issuer and Swing Line Lender, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the Eligible Assignee, if it is not then a Lender, shall deliver to Administrative Agent an Administrative Detail Form; and (v) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; provided that Administrative Agent hereby waives such processing and recordation fee in connection with any assignment effected pursuant to Section 3.07(a); and (vi) so long as an Event of Default does not then exist, any assignment shall require the prior written consent of Borrower (which shall not be unreasonably withheld or delayed) unless the Person that is the proposed assignee is an Eligible Assignee.  Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of Swing Line Lender or a Lender, as applicable, under this Agreement, and the assigning Swing Line Lender or Lender, as applicable, thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lending Party’ rights and obligations under this Agreement, such Lending Party shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver Notes to the assignee Lending Party.  Any assignment or transfer by Swing Line Lender or a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lending Party of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)           Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a Register.  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lending Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of Borrower, Swing Line

Lender and L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Administrative Agent a copy of the Register.

(d)           Participations.  Swing Line Lender or any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Participant in all or a portion of such Person’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that:  (i) such Person’s obligations under this Agreement shall remain unchanged; (ii) such Person shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower, Administrative Agent and Lending Parties shall continue to deal solely and directly with such Person in connection with such Person’s rights and obligations under this Agreement.  Any document pursuant to which Swing Line Lender or a Lender sells such a participation shall provide that such Person shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such document may provide that such Person will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section 10.06, Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lending Party hereunder and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lending Party, as long as such Participant agrees to be subject to Section 2.13 as though it were a Lending Party.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer or Swing Line Lender.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitments and Loans pursuant to subsection (b) of this Section 10.06, Wells Fargo may do either or both of the following:  (i) upon thirty days’ notice to Borrower and all Lenders, resign as L/C Issuer; or (ii) upon thirty days’ notice to Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender; provided that no failure by Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be.  If Wells Fargo resigns as L/C Issuer, it shall retain all the rights and obligations of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Working Capital Loans that are Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Working Capital Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.07       TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY.

Administrative Agent and each Lending Party each agrees to maintain the confidentiality of the Information, except that Information may be disclosed:  (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential on the same terms as provided herein); (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (g) unless an Event of Default has occurred and is continuing, subject to an agreement containing provisions substantially the same as those of this Section 10.07 to:  (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party; (h) with the consent of Borrower; or (i) to the extent such Information:  (i) becomes publicly available other than as a result of a breach of this Section 10.07; or (ii) becomes available to Administrative Agent, any Lending Party or any of their respective Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary thereof and not in contravention of this Section 10.07.  For purposes of this Section 10.07, “Information” means all information (including financial information) received from Borrower or any Subsidiaries thereof relating to Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lending Party on a nonconfidential basis, and not in contravention of this Section 10.07, prior to disclosure by Borrower or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07:  (A) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and (B) shall not disclose any financial information concerning Borrower, any Subsidiary thereof or their respective businesses (including any information based on any such financial information) or use any such financial information for commercial purposes without the prior written consent of Borrower.

SECTION 10.08       RIGHT OF SETOFF.

If an Event of Default shall have occurred and be continuing, each of Lending Parties and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lending Party to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations to such Lending Party or such Affiliate, irrespective of whether or not such Lending Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lending Party different from the branch or office holding such deposit or obligated on such obligations.  The rights of each Lending Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lending Party or its Affiliates may have.  Each Lending Party agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  NOTWITHSTANDING THE FOREGOING, NO LENDING PARTY SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF BORROWER OR ANY SUBSIDIARY THEREOF HELD OR MAINTAINED BY SUCH LENDING PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF ADMINISTRATIVE AGENT.

SECTION 10.09       INTEREST RATE LIMITATION.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate.  If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law:  (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10       COUNTERPARTS; INTEGRATION; EFFECTIVENESS.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed and delivered by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.11       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than unasserted contingent indemnification obligations) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.12       SEVERABILITY.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13       USA PATRIOT ACT NOTICE.

Each Lending Party that is subject to the Act and Administrative Agent (for itself and not on behalf of any Lending Party) hereby notify Borrower that, pursuant to the requirements of the Act, they are each required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow such Lending Party or Administrative Agent, as applicable, to identify Borrower and each other Loan Party in accordance with the Act.

SECTION 10.14       GUARANTY BY SUBSIDIARIES.

(a)           Guaranty.  Each Subsidiary of Borrower party hereto (each, a “Subsidiary Guarantor”) unconditionally and irrevocably guarantees to Administrative Agent and Lending Parties the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”).  The

Guaranteed Obligations include interest that, but for a proceeding under any Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such proceeding.

(b)           Separate Obligation.  Each Subsidiary Guarantor acknowledges and agrees that:  (i) the Guaranteed Obligations are separate and distinct from any Debt arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.14, executed at any time by such Subsidiary Guarantor in favor of Administrative Agent or any Lending Party; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10.14, and Administrative Agent and Lending Parties may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.14, at any time executed by such Subsidiary Guarantor in favor of Administrative Agent or any Lending Party, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Debt thereunder shall have been discharged, whether by performance, avoidance or otherwise.  Each Subsidiary Guarantor acknowledges that, in providing benefits to Borrower, Administrative Agent and Lending Parties are relying upon the enforceability of this Section 10.14 and the Guaranteed Obligations as separate and distinct Debt of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Administrative Agent and Lending Parties would be denied the full benefit of their bargain if at any time this Section 10.14 or the Guaranteed Obligations were treated any differently.  The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of Administrative Agent and Lending Parties under this Section 10.14.  Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Administrative Agent or any Lending Party, evidencing such Subsidiary Guarantor’s obligations under this Section 10.14.  Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Subsidiary Guarantor, whether or not Borrower, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower, any such other Subsidiary Guarantor or any such other Person.

(c)           Limitation of Guaranty.  To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including the Uniform Fraudulent Transfer Act and Sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that Administrative Agent or any Lending Party can enforce under this Section 10.14, Administrative Agent and Lending Parties by their acceptance hereof accept such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 10.14 fully enforceable and nonavoidable.

(d)           Liability of Subsidiary Guarantors.  The liability of any Subsidiary Guarantor under this Section 10.14 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i)            such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon

Administrative Agent’s or any Lending Party’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii)           this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii)          Administrative Agent and Lending Parties may enforce this Section 10.14 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Administrative Agent and Lending Parties, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv)          such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v)           such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

(A)          any proceeding under any Bankruptcy Law;

(B)          any limitation, discharge, or cessation of the liability of Borrower or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C)          any merger, acquisition, consolidation or change in structure of any Company or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Person;

(D)          any assignment or other transfer, in whole or in part, of Administrative Agent’s or any Lending Party’s interests in and rights under this Agreement (including this Section 10.14) or the other Loan Documents;

(E)           any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, such Subsidiary Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F)           Administrative Agent’s or any Lending Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G)          Administrative Agent’s or any Lending Party’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H)          Administrative Agent’s or any Lending Party’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

(I)            any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Administrative Agent or any Lending Party.

(e)           Consents of Subsidiary Guarantors.  Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(i)            the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii)           the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Administrative Agent and Lending Parties (as applicable under the relevant Loan Documents) may deem proper;

(iii)          Administrative Agent and Lending Parties may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv)          Administrative Agent or Lending Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against Borrower.

(f)            Subsidiary Guarantor’s Waivers.  Each Subsidiary Guarantor waives and agrees not to assert:

(i)            any right to require Administrative Agent or any Lending Party to proceed against Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Administrative Agent or any Lending Party whatsoever;

(ii)           the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)          any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Guarantor or any other Person;

(iv)          any defense based upon Administrative Agent’s or any Lending Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v)           any rights to set-offs and counterclaims;

(vi)          without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.14; and

(vii)         any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Administrative Agent and Lending Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty.  Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

(g)           Financial Condition of Borrower.  No Subsidiary Guarantor shall have any right to require Administrative Agent or any Lending Party to obtain or disclose any information with respect to:  the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations; the Guaranteed Obligations; any collateral or other security for any or all of the Guaranteed Obligations; the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; any action or inaction on the part of Administrative Agent or any Lending Party or any other Person; or any other matter, fact or occurrence whatsoever.  Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of Administrative Agent or any Lending Party with respect thereto.

(h)           Subrogation.  Until the Guaranteed Obligations shall be satisfied in full and the Aggregate Commitments shall be terminated, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise:  (i) any rights that it may acquire by way of subrogation under this Section 10.14, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.14; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Administrative Agent or any Lending Party as against any Borrower or other Guarantors or any other Person, whether in connection with this Section 10.14, any of the other Loan Documents or otherwise.  If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Administrative Agent and Lending Parties and shall forthwith be paid to Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(i)            Subordination.  All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Subsidiary Guarantor or to any other Subordinated Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Debt”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.  As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of Borrower or any other Subsidiary Guarantor, directly or indirectly, or assets of Borrower or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Debt, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Debt (“Subsidiary Guarantor Subordinated Debt Payments”), except that, so long as an Event of Default does not then exist, any Subsidiary Guarantor shall be entitled to accept and receive payments on its Subsidiary Guarantor Subordinated Debt, in accordance with past business practices of such Subsidiary Guarantor and Borrower (or any other applicable Subsidiary Guarantor) and not in contravention of any Law or the terms of the Loan Documents it being understood that any payments pursuant to the section are not “Restricted Payments” hereunder.  .

If any Subsidiary Guarantor Subordinated Debt Payments shall be received in contravention of this Section 10.14, such Subsidiary Guarantor Subordinated Debt Payments shall be held in trust for the benefit of Administrative Agent and Lending Parties and shall be paid over or delivered to Administrative Agent for application to the payment in full in cash or cash equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.14 after giving effect to any concurrent payments or distributions to Administrative Agent and Lending Parties in respect of the Guaranteed Obligations.

(j)            Continuing Guaranty.  This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until termination of the Aggregate Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist.  This Guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by Administrative Agent of written notice from such Subsidiary Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided that no revocation or termination of this guaranty shall affect in any way any rights of Administrative Agent, or any Lending Party hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Lending Party in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(k)           Reinstatement.  This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by Administrative Agent or any Lending Party, whether as a result of proceedings under any Bankruptcy Law or otherwise.  All losses, damages, costs and expenses that Administrative Agent, or any Lending Party may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of Administrative Agent and Lending Parties contained in Section 10.04.

(l)            Substantial Benefits.  The Credit Extensions provided to or for the benefit of Borrower hereunder by Lending Parties have been and are to be contemporaneously used for the benefit of Borrower and each Subsidiary Guarantor.  It is the position, intent and expectation of the parties that Borrower and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the Credit Extensions to be made available by Lending Parties under the Loan Documents.  Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code, in the Uniform Fraudulent Transfer Act and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations.  Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be solvent.

(m)          KNOWING AND EXPLICIT WAIVERS.  EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 10.14.  EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Subsidiary Guarantor Subordinated Debt is outstanding, any proceeding under any Bankruptcy Law is commenced by or against Borrower or its property, Administrative Agent, when so instructed by L/C Issuer, Swing Line Lender and Required Lenders, is hereby irrevocably authorized and empowered (in the name of Lending Parties or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Debt and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Administrative Agent and Lending Parties; and each Subsidiary Guarantor shall promptly take such action as Administrative Agent (on instruction from L/C Issuer, Swing Line Lender and Required Lenders) may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Debt for the account of the Lending Parties and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Debt; (B) to execute and deliver to Administrative Agent such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Debt; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Debt Payments.

SECTION 10.15       TIME OF THE ESSENCE.

Time is of the essence of the Loan Documents.

SECTION 10.16       GOVERNING LAW; JURISDICTION; ETC.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW 5-1401 AND 5-1402).

(b)           SUBMISSION TO JURISDICTION.  BORROWER AND EACH OTHER LOAN PARTY PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH EACH IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURTS.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDING PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

(c)           WAIVER OF VENUE.  BORROWER AND EACH OTHER LOAN PARTY PARTY HERETO EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION 10.16.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  BORROWER AND EACH OTHER LOAN PARTY PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.17       WAIVER OF RIGHT TO JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM.  EACH OF THE PARTIES HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL ON SUCH MATTERS.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

TITAN MACHINERY INC.,
a Delaware corporation

By:	/s/ Ted O. Christianson
Name:	Ted O. Christianson
Title:	Vice President of Finance

ADMINISTRATIVE AGENT, L/C ISSUER AND SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Administrative Agent, L/C Issuer and Swing Line Lender

By:	/s/ Mark T. Lundquist
Name:	Mark T. Lundquist
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as a Lender

By:	/s/ Mark T. Lundquist
Name:	Mark T. Lundquist
Title:	Vice President

WORKING CAPITAL COMMITMENT:	$17,777,777.78
FLOORPLAN COMMITMENT:	$62,222,222.22

LENDER:

COBANK, ACB

By:	/s/ Lois Timkovich
Name:	Lois Timkovich
Title:	Assistant Corporate Secretary

WORKING CAPITAL COMMITMENT:	$8,888,888.89
FLOORPLAN COMMITMENT:	$31,111,111.11

LENDER:

BANK OF AMERICA, N.A.

By:	/s/ Don Stafford
Name:	Don Stafford
Title:	Senior Vice President

WORKING CAPITAL COMMITMENT:	$8,888,888.89
FLOORPLAN COMMITMENT:	$31,111,111.11

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Magnus McDowell
Name:	Magnus McDowell
Title:	Vice President

WORKING CAPITAL COMMITMENT:	$6,666,666.67
FLOORPLAN COMMITMENT:	$23,333,333.33

LENDER:

BANK OF THE WEST
a California banking corporation

By:	/s/ Michael Lax
Name:	Michael Lax
Title:	Senior Vice President

WORKING CAPITAL COMMITMENT:	$4,444,444.44
FLOORPLAN COMMITMENT:	$15,555,555.56

LENDER:

BREMER BANK, N.A.

By:	/s/ Wesley Well
Name:	Wesley Well
Title:	President — Lisbon, N.D.

WORKING CAPITAL COMMITMENT:	$3,333,333.33
FLOORPLAN COMMITMENT:	$11,666,666.67

SCHEDULE 1.01-A

APPLICABLE RATES

WORKING CAPITAL LOANS

Tier	Consolidated Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable Working Capital Commitment Fee Margin	Applicable L/C Margin
1	<1.50	1.5000%	0.5000%	0.2000%	1.5000%
2	>1.50 but <2.00	1.7500%	0.7500%	0.3000%	1.7500%
3	>2.00	2.0000%	1.0000%	0.4000%	2.0000%

FLOORPLAN LOANS

Tier	Consolidated Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable Floorplan Commitment Fee Margin
1	<1.50	1.5000%	0.5000%	0.2000%
2	>1.50 but <2.00	1.7500%	0.7500%	0.3000%
3	>2.00	2.0000%	1.0000%	0.4000%